Exhibit 4.1

GRANITE CONSTRUCTION INCORPORATED,
as Issuer,

the GUARANTORS party hereto from time to time,

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

6.375% Senior Notes due 2034

INDENTURE

Dated as of June 2, 2026

TABLE OF CONTENTS

Page

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions.	1
Section 1.02.	Other Definitions	46
Section 1.03.	[Reserved]	47
Section 1.04.	Rules of Construction	48

Article II

THE NOTES

Article III

COVENANTS

Article IV

Merger and consolidation

Section 4.01.	Merger and Consolidation	92

Article V

REDEMPTION OF SECURITIES

Article VI

DEFAULTS AND REMEDIES

Article VII

TRUSTEE

Article VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Article IX

AMENDMENTS

Article X

GUARANTEE

Section 10.01.	Guarantee	114
Section 10.02.	Limitation on Liability; Termination, Release and Discharge	115
Section 10.03.	Right of Contribution	116
Section 10.04.	No Subrogation	117

Article XI

SATISFACTION AND DISCHARGE

Section 11.01.	Satisfaction and Discharge	117
Section 11.02.	Application of Trust Money	118

Article XII

MISCELLANEOUS

EXHIBIT A Form of Global Restricted Note

EXHIBIT B Form of Supplemental Indenture to Add Guarantors

INDENTURE dated as of June 2, 2026, by and among Granite Construction Incorporated, a Delaware corporation, the Guarantors (as defined below) party hereto from time to time, and U.S. Bank Trust Company, National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 6.375% Senior Notes due 2034 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date having identical terms and conditions to the Initial Notes (except, if applicable, the initial interest payment date and the initial interest accrual date);

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and the Guarantors, and (ii) to make this Indenture a valid agreement of the Issuer and the Guarantors have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.         Definitions.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Indebtedness” means, with respect to any Person, (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Acquisition Indebtedness” means any Indebtedness incurred in connection with an acquisition or Investment permitted under this Indenture.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Issuer).

“Applicable Jurisdiction” means the United States, any state or territory thereof or the District of Columbia.

“Applicable Percentage” means 100.0%; provided that the Applicable Percentage shall be (1) 50.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom the Consolidated Secured Net Leverage Ratio would be less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00, or (2) 0.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Secured Net Leverage Ratio would be less than or equal to 1.50 to 1.00. Any Net Available Cash in respect of an Asset Disposition that does not constitute Applicable Proceeds as a result of the application of this definition shall collectively constitute “Total Leverage Excess Proceeds.”

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, as determined by the Issuer, the greater of:

(a)         1.0% of the then-outstanding principal amount of such Note; and

(b)         the excess of:

(i)  the present value at such redemption date of (A) the redemption price of such Note, at June 15, 2029 (such redemption price (expressed in percentage of principal amount) being set forth in Section 5.07) plus (B) all required interest payments due on such Note through June 15, 2029 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii)  the then-outstanding principal amount of such Note.

The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium or the Treasury Rate.

“Asset Disposition” means:

(a)  the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction), in each case outside the ordinary course of business, of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b)  the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.02 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by the Issuer or a Restricted Subsidiary to the Issuer or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date;

(3) a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4) a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Issuer and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer determines in its reasonable judgment that such action or inaction is desirable);

(5) transactions permitted under Section 4.01 hereof or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than the greater of (i) $90.0 million and (ii) 15.0% of LTM EBITDA;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 3.03 and the making of any Permitted Payment or Permitted Investment, or solely for purposes of Section 3.05(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructurings and related transactions;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses (including the provision of software under an open source license), leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(13) foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Indenture;

(14) the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(16) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent treated as tax-free under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18) any disposition of assets of the type specified in the definitions of “Securitization Assets” or “Receivables Assets,” or participations therein, including in connection with any Qualified Securitization Financing or Receivables Facility;

(19) any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, not prohibited by this Indenture;

(20) sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements;

(21) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22) the unwinding or termination of any Cash Management Obligations or Hedging Obligations;

(23) transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.05;

(24) any disposition to a Captive Insurance Subsidiary;

(25) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.03(b)(9)(b);

(26) the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Issuer and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Issuer to consummate any acquisition;

(27) any sale, transfer or other disposition to affect the formation of any Subsidiary that is a Divided LLC; provided that upon formation of such Divided LLC, such Divided LLC shall be a Restricted Subsidiary if the entity was a Restricted Subsidiary prior to the formation of such Divided LLC;

(28) any disposition of (i) non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person, (ii) de minimis amounts of equipment provided to employees of the Issuer or any Subsidiary or (iii) samples, including time-limited evaluation software, provided to customer or prospective customers;

(29) [reserved];

(30) any disposition the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment that is permitted to be made, and is made, pursuant to Section 3.03;

(31) any other sales or dispositions in an aggregate amount not to exceed the greater of (i) $210.0 million and (ii) 35.0% of LTM EBITDA; and

(32) the settlement or early termination of any Permitted Equity Derivative.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.03, the Issuer, in its sole discretion, will be entitled to divide, classify and reclassify such transaction (or a portion thereof) as one or more types of Asset Dispositions and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.03.

“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary.

“Bankruptcy Code” means Title 11 of the Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (i) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, “Board of Directors” means the Board of Directors of the Issuer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the next succeeding Business Day, and such extension of time shall not be reflected in computing interest, fees or other payment, as the case may be.

“Business Successor” means (i) any former Subsidiary of the Issuer and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Issuer operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Issuer or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”), or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1)  (a) Dollars or any Alternative Currency; or (b) any other foreign currency held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2)  securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3)  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) or (b) having combined capital and surplus in excess of $100.0 million;

(4)  repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5)  securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6)  commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)  marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(8)  readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(9)  readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(10)  Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(11)  with respect to any Non-U.S. Subsidiary: (i) obligations of the national government of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)  Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(13)  bills of exchange issued in the United States, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)  investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker-dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(15)  investments in pooled funds or investment accounts consisting of investments in the nature described in clauses (14) and (16);

(16)  investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;

(17)  Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in Dollars or any Alternative Currency;

(18)  any investment company, money market, enhanced high-yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above; and

(19)  any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date not otherwise specified in clauses (1) through (18) above.

In the case of Investments by any Non-U.S. Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Non-U.S. Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of the clauses of this definition above or clause (a) in this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearinghouse arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearinghouse transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means (1) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), that becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Issuer; or (2) the sale or transfer (other than by way of merger, amalgamation, consolidation, or other business combination), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than the Issuer or any of its Restricted Subsidiaries.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity, (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (iv) a passive holding company or special purpose acquisition vehicle shall not be considered a “person” and instead the equityholders of such passive holding company or special purpose acquisition vehicle shall be considered for purposes of the foregoing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense and capitalized fees, including amortization or write-off of:

(i)         intangible assets and non-cash organization costs;

(ii)         deferred financing and debt issuance fees, costs and expenses;

(iii)         property, plant and equipment consisting of leasehold improvements, freehold improvements, office equipment and fixtures and fittings;

(iv)         right-of-use assets consisting of property and office equipment;

(v)         capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments and signing bonuses, upfront payments related to any contract signing, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities; and

(vi)         capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write-down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)         increased (without duplication) by:

(a)         Fixed Charges of such Person for such period (including (w) non-cash rent expense and the implied interest component of synthetic leases with respect to such period, (x) net payments and losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)         (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties, additions to tax and interest related to such taxes or arising from tax examinations), state taxes in lieu of business fees (including business license fees), payroll tax credits, income tax credits and similar credits, and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds) and penalties and interest relating to any tax examinations (including, without limitation any additions to such taxes and any penalties and interest with respect thereto), and (y) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c)         Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d)         any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming or being a stand-alone entity or a Public Company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of the Notes, the Credit Agreement, any other Credit Facilities or notes, any Securitization Fees and the Transactions, including Transaction Costs, and (ii) any amendment, waiver or other modification of the Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Credit Facilities or notes, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)         (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of operating expense reductions, platform consolidations and migrations, transitions, insourcing initiatives, operating improvements, cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused office or warehouse space costs) and new product design, development and introductions (including intellectual property development, labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems and/or software development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, costs related to customer disputes, distribution networks or sales channels, the implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, contract termination, retention, recruiting, severance, signing, consulting and transition services arrangements, future lease commitments, lease breakage and costs related to the pre-opening, opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlement thereof; plus

(f)         [reserved];

(g)         any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write-offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes, the Credit Agreement and the Convertible Senior Notes) of such Person and its Subsidiaries and any other fees, charges or expenses related to convertible Indebtedness or the Permitted Equity Derivatives and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(h)         the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements and synergies (including, to the extent applicable, from mergers or other business combinations, acquisitions or other investments, divestitures, restructurings, integration, insourcing initiatives, operating improvements, cost savings initiatives or any other initiative, action or event) (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) projected by the Issuer in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided, that the aggregate amount of adjustments made pursuant to this clause (h) (combined with the aggregate amount of cost savings, operating expense reductions and synergies added to Consolidated EBITDA pursuant to the definition of “Pro Forma Basis”) shall not exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto and all other adjustments and addbacks); provided, further, that in each case of this clause (h) and the definition of “Pro Forma Basis,” such 25% cap shall not apply to any such adjustments that (A) would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (B) are otherwise in connection with or related to the Transactions; plus

(i)         any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; plus

(j)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k)         any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (or any successor provision or other financial accounting standard having a similar result or effect); plus

(l) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(m)          (i) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes and (ii) gains and losses due to fluctuations in currency values and related tax effects determined in accordance with GAAP; plus

(n)          with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Issuer’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(o)         the amount of any costs, charges or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Issuer or any of its Subsidiaries in connection with, or as a result of, any distribution being made to equityholders of the Issuer or any of its Subsidiaries, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(p)          adjustments of the nature or type used (i) in connection with the calculation of “Adjusted EBITDA” as set forth under “Summary Consolidated Financial and Other Data” contained in the Offering Memorandum and other adjustments of a similar nature to the foregoing or (ii) at the option of the Issuer, any adjustments (including pro forma adjustments) of the type reflected in any quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized financial advisor or accounting firm; plus

(q)          losses, charges and expenses related to the pre-opening and opening of new locations, and start-up period prior to opening, that are operated, or to be operated, by the Issuer or any Restricted Subsidiary; plus

(r)          rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(s)          losses, charges and expenses related to a new location, plant or facility until the date that is 24 months after the date of commencement of construction or the date of acquisition thereof, as applicable; plus

(t)          any non-cash increase in expense resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(u)          (1) the net increase (which, for the avoidance of doubt, shall not be negative), if any, of the difference between: (i) the deferred revenue of such Person and its Restricted Subsidiaries, as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date, and (2) without duplication of any adjustment pursuant to clause (1), the net adjustment for the annualized full-year gross profit contribution from new customer contracts signed during the 12 months prior to the Determination Date; plus

(v)          any fees, costs and expenses incurred in connection with the adoption or implementation of Accounting Standards Codification Topic 606-Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect), and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic 606-Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect); plus

(w)         any fees, costs, expenses or charges related to or recorded in cost of sales to recognize cost on a last-in-first-out basis; plus

(x)          earn-out and contingent consideration obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period, including any mark-to-market adjustments and purchase price adjustments; plus

(y)          losses from the sale of equipment and real property, not to exceed $30.0 million for all such sales during such period; plus

(z)         to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss; and

(2)         decreased (without duplication) by:

(a)         non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 842—Leases) (or any successor provision or other financial accounting standard having a similar result or effect); and

(b)         any net income included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (or any successor provision or other financial accounting standard having a similar result or effect).

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Issuer or any Restricted Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of by the Issuer or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) pro forma adjustments in respect of each Acquired Entity or Business as are consistent with the definition of “Pro Forma Basis.”

For purposes of determining the Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Issuer or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition); provided that for the avoidance of doubt, at the Issuer’s option, notwithstanding any classification under GAAP of any Person, property, business or asset as discontinued operations, the Disposed EBITDA of such Person, property, business or asset shall not be excluded for any purposes hereunder until such disposition shall have been consummated.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)         consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, which shall include:

(a)         amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par;

(b)         all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances;

(c)         non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP);

(d)         the interest component of Finance Lease Obligations; and

(e)         net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness;

and which shall exclude:

(i)         Securitization Fees;

(ii)         penalties and interest relating to taxes;

(iii)         annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility;

(iv)         any additional interest or liquidated damages owing pursuant to any registration rights obligations;

(v)         costs associated with obtaining Hedging Obligations;

(vi)          accretion or accrual of discounted liabilities other than Indebtedness;

(vii)         any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition;

(viii)         amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ix)         any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date;

(x)         any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost;

(xi)         interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting;

(xii)         any lease, rental or other expense in connection with a Non-Financing Lease Obligations; and

(xiii)          any interest expense attributable to any actual or prospective legal settlement, fine, judgment or order; plus

(2)         consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)         interest income for such period.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1)         any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Issuer in its reasonable discretion) could have been distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)         solely for the purpose of determining the amount available for Restricted Payments under Section 3.03(a)(4)(ii)(A), any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or any Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (b) restrictions pursuant to the Credit Agreement, the Notes, this Indenture or other similar indebtedness and (c) restrictions specified in Section 3.04(b)(14)(i)), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)         any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Restricted Subsidiaries, abandoned, transferred, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(4)         (a) any extraordinary, exceptional, unusual, infrequently occurring or nonrecurring loss, charge or expense, as well as Transaction Costs, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Issuer or a Subsidiary had entered into with employees of the Issuer or a Subsidiary, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to project terminations, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost-savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs), human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs, and operating expenses attributable to the implementation of strategic or cost-saving initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing (in each case, as applicable, whether or not consummated) and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition-related litigation and settlements thereof;

(5)         (a) at the election of the Issuer with respect to any quarterly period, the cumulative effect (including charges, accruals, expenses and reserves) of a change in law, regulation or accounting principles and changes as a result of the adoption, implementation or modification of accounting policies, including the adoption, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Issuer to apply any Accounting Changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b), in each case as reasonably determined by the Issuer;

(6)         (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity or equity-based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer or any Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates) of the Issuer or any Subsidiary, and any cash awards granted to employees of the Issuer and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses attributable to deferred compensations plans or trusts or realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments, (c) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation or Accounting Standards Codification Topics 505-50, Equity-Based Payments to Non-Employees (or any successor provision or other financial accounting standard having a similar result or effect) and (d) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112—Employee Benefits (or any successor provision or other financial accounting standard having a similar result or effect), and any other item of a similar nature;

(7)         any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8)         any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9)         any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including the Transactions, any such transaction consummated prior to, on or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations (or any successor provision or other financial accounting standard having a similar result or effect) and (if applicable) any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees (or any successor provision or other financial accounting standard having a similar result or effect) or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10)        any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany loans, accounts receivables, accounts payable, intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11)        any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)        effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including, if applicable, those required or permitted by Accounting Standards Codification Topic 805—Business Combinations and (if applicable) Accounting Standards Codification Topic 350—Intangibles-Goodwill and Other (or any successor provision or other financial accounting standard having a similar result or effect) and related pronouncements), including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as applicable, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)        any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation, in connection with any disposition of assets and the amortization of intangibles arising pursuant to GAAP;

(14)        (a) accruals and reserves (including contingent liabilities) that are established or adjusted within 24 months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with any acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, including any mark-to-mark adjustments;

(15)        any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies, Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including (if applicable) Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or an alternative basis of accounting applied in lieu of GAAP;

(16)        any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the release of any valuation allowances related to such item;

(17)        the amount of (x) Board of Directors (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to any member of the Board of Directors (or the equivalent thereof) of the Issuer, any of its Subsidiaries, and (y) payments made to option holders of the Issuer in connection with, or as a result of, any distribution being made to equityholders of the Issuer, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(18)        the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility;

(19)        (i) at the election of the Issuer, payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and (ii)         at the election of the Issuer with respect to any quarterly period, effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);

(20)        (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included; and

(21)        non-cash charges relating to increases or decreases of deferred tax asset valuation allowances.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses (including lost profits) with respect to liability or Casualty Events or business interruption.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien as of such date to (b) LTM EBITDA. For the avoidance of doubt, Consolidated Total Net Indebtedness secured by a Lien shall not include Finance Lease Obligations or Purchase Money Obligations.

“Consolidated Total Net Indebtedness” means, as of any date of determination, an amount equal to the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to obligations in respect of Cash Management Obligations, intercompany Indebtedness, Subordinated Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries); provided that with respect to borrowings under any revolving credit facility under the Credit Agreement, Consolidated Total Net Indebtedness shall only include the daily average of such borrowings over the portion of the fiscal quarter in which the applicable calculation occurs and the immediately preceding three quarters and not the actual outstanding borrowings thereunder on the applicable date of determination; plus

(a)         the aggregate principal amount of Finance Lease Obligations, Indebtedness represented by promissory notes or similar instruments and unreimbursed drawings under letters of credit of the Issuer and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Indebtedness until five Business Days after such amount is drawn); minus

(b)         the aggregate amount of Unrestricted Cash and Cash Equivalents (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (b) for purposes of calculating the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable);

in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Pro Forma Basis.”

For the avoidance of doubt, Consolidated Total Net Indebtedness shall exclude (i) Indebtedness in respect of any Receivables Facility or Securitization Facility and (ii) any Indebtedness of a Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness; it being understood that such escrowed funds shall not constitute cash or Cash Equivalents for purposes of cash netting pursuant to clause (b) above.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries as of such date to (b) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)         to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)         to advance or supply funds:

(a)         for the purchase or payment of any such primary obligation; or

(b)         to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Convertible Senior Notes” means (i) the 3.75% convertible notes due 2028 of the Issuer, issued pursuant to an indenture, dated as of May 11, 2023, between the Issuer and Wilmington Trust, National Association, as trustee, with a maturity date of May 15, 2028, and (ii) the 3.25% convertible notes due 2030 of the Issuer, issued pursuant to an indenture, dated as of June 11, 2024, between the Issuer and Wilmington Trust, National Association, as trustee, with a maturity date of June 15, 2030.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of August 5, 2025, by and among the Issuer, Granite Construction Company and GILC Incorporated, as the borrowers, the guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under the applicable Credit Agreement or one or more successors to such Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event or condition that constitutes an Event of Default, or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument,” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Disposition as designated by the Issuer, which designation may be made at or after the time of the applicable Asset Disposition, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.05 hereof.

“Designated Preferred Stock” means Preferred Stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Issuer or an employee stock ownership or purchase plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in clause 3.03(a)(4)(ii)(C).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)         matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)         is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.03 hereof; provided, further, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer, any of its Subsidiaries or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates) of the Issuer or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Divided LLC” means a limited liability company which has been formed upon the consummation of an LLC Division.

“Dollars” or “$” means the lawful currency of the United States.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding (x) any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock and (y) Permitted Call Spread Swap Agreements).

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Issuer and (b) issuances of Capital Stock to any Subsidiary of the Issuer or (y) a cash equity contribution to the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means net cash proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership or purchase plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Issuer that is:

(a)         an Unrestricted Subsidiary;

(b)         not a Wholly Owned Restricted Subsidiary of the Issuer (other than a Subsidiary that was a Wholly Owned Restricted Subsidiary and that ceases to be a Wholly Owned Restricted Subsidiary as a result of (x) a transaction that is not bona fide or (y) the sale of its Equity Interests with sole intention to release such Subsidiary from its Guarantee of the Obligations);

(c)         an Immaterial Subsidiary;

(d)         a FSHCO or a CFC (or any direct or indirect Subsidiary of a Subsidiary that is a FSHCO or CFC);

(e)         a Non-U.S. Subsidiary or any direct or indirect Subsidiary of a Non-U.S. Subsidiary;

(f)         prohibited or restricted by applicable Law from guaranteeing the Notes, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received;

(g)         prohibited or restricted from guaranteeing the Notes by any Contractual Obligation in existence on the Issue Date (but not entered into in contemplation thereof) and for so long as any such Contractual Obligation exists (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and for so long as any such Contractual Obligation exists);

(h)         a Subsidiary with respect to which a guarantee by it of the Notes would result in an adverse tax consequence to the Issuer or the Restricted Group, or material adverse regulatory consequences, in each case, as reasonably determined by the Issuer;

(i)         a not-for-profit subsidiary;

(j)         an employee benefit trust or similar construct or a trust company;

(k)        a special purpose entity;

(l)         a Captive Insurance Subsidiary; or

(m)         in the reasonable judgment of the Issuer, a Subsidiary as to which the cost or other consequences of guaranteeing the Obligations in respect of the Notes would be excessive in view of the benefits to be obtained by the Holders therefrom, which such designation shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such Subsidiary has been so designated.

Notwithstanding the foregoing, no Subsidiary of the Issuer that is a guarantor in respect of the Issuer’s Obligations in respect of Indebtedness for borrowed money of the Issuer under the Credit Agreement shall be deemed to be an Excluded Subsidiary.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer; for purposes of this Indenture, fair market value may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease (in accordance with GAAP) (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio-based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio-based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio-based test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio-based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

For purposes of making the computation referred to above, the Issuer shall make pro forma adjustments as are consistent with the definitions of “Pro Forma Basis” and “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1)         Consolidated Interest Expense of such Person for such period;

(2)         all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)         all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“FSHCO” means any direct or indirect Subsidiary of the Issuer that owns no material assets (directly or indirectly) other than (i) Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes (as determined by the Issuer)) of one or more Subsidiaries that are Non-U.S. Subsidiaries or other FSHCOs or (ii) assets of the type described in the immediately preceding clause (i) and cash and Cash Equivalents incidental thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments (if applicable), or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value,” as defined therein.

If there occurs a change in GAAP and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by keepwell agreements, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)         entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) as of the Issue Date, the Restricted Subsidiaries that execute and deliver this Indenture, and (ii) on and after the Issue Date, any other Restricted Subsidiary that Guarantees the Notes, in each case, until such Note Guarantee is released in accordance with the terms of this Indenture. For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor, except as provided in Section 3.07 hereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies. For the avoidance of doubt, any Permitted Equity Derivatives will not constitute a Hedging Obligation.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) (A) has Total Assets and revenues of less than 7.5% of Total Assets and revenues of the Issuer and its Restricted Subsidiaries on a consolidated basis and (B) together with all other Immaterial Subsidiaries, has Total Assets and revenues of less than 7.5% of Total Assets and revenues of the Issuer and its Restricted Subsidiaries on a consolidated basis, in each case for clauses (A) and (B), measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the election of the Issuer, be internal financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

“incur” means to issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then-undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Finance Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4), (5) and (9) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)         Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)         Cash Management Obligations;

(iii)         any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations, Sale and Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)         obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)         in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)         for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)        obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(viii)       for the avoidance of doubt, Permitted Equity Derivatives;

(ix)         Capital Stock (other than in the case of clause (6) above, Disqualified Stock); or

(x)          amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 4.01 hereof.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Intercompany License Agreement” means any cost-sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Issuer or a Restricted Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (exclusive of any rollover or extensions of terms)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For purposes of Section 3.03 and Section 3.20 hereof:

(1)         “Investment” will include the portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Issuer) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)         any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Issuer; and

(3)         if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

For the avoidance of doubt, Permitted Equity Derivatives do not constitute Investments.

“Investment Grade Securities” means:

(1)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)         securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)         debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(4)         investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)         corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)         a rating of “BBB-” or higher from S&P;

(2)         a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means June 2, 2026.

“Issuer” means Granite Construction Incorporated, a Delaware corporation, and its successors.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“Law” means, collectively, all applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) in or of any assets, business or Person, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, (4) any asset sale or a disposition and (5) a “Change of Control.”

“LLC Conversion” means the conversion of any Restricted Subsidiary of the Issuer that is a U.S. Subsidiary from a corporation into a limited liability company.

“LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other Law.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Issuer measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the election of the Issuer, be internal financial statements), in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Pro Forma Basis” and “Fixed Charge Coverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates) of the Issuer or any Restricted Subsidiary:

(1)         (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase or redemption of Capital Stock (or similar obligations) of the Issuer or its Subsidiaries with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Issuer;

(2)         in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3)         not exceeding the greater of (i) $30.0 million and (ii) 5.0% of LTM EBITDA in the aggregate outstanding at the time of incurrence.

“Material Intellectual Property” means Intellectual Property that is material to the business of the Issuer and the Restricted Subsidiaries taken as a whole.

“Material Subsidiary” means any Restricted Subsidiary of the Issuer constituting, or group of Restricted Subsidiaries of the Issuer in the aggregate constituting (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)         all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2)         all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Issuer or any of its Subsidiaries, transfer Taxes, deed or mortgage recording Taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, made as a result of or in connection with such transaction or any transactions occurring or deemed to occur to effectuate a payment under this Indenture;

(3)         all payments made on any Indebtedness which is (x) secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, (y) is owed by a Non-Guarantor or (z) which is required by applicable law be repaid out of the proceeds from such transaction;

(4)         all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than the Issuer or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(5)         all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6)         the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(7)         any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction;

(8)         the amount of any liabilities (other than Indebtedness in respect of the Credit Agreement and the Notes) directly associated with such asset being sold and retained by the Issuer or any of its Restricted Subsidiaries; and

(9)         the amount of any Restricted Payment made with the proceeds of any such transaction pursuant to Section 3.03(b)(11).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Issuer that is not a U.S. Subsidiary.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture (including any applicable supplemental indenture).

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee.

“Obligations” means any principal, interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated May 18, 2026, relating to the offering of the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, any Authorized Person, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.05 hereof.

“Permitted Call Spread Swap Agreements” shall mean (a) a Swap Contract pursuant to which a Person acquires a call or a capped call option requiring the counterparty thereto to deliver to such Person shares of common stock of such Person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such Person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by such Person in connection with any Swap Contract described in clause (a) above, a Swap Contract pursuant to which such Person issues to the counterparty thereto warrants or other rights to acquire common stock of such Person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such Person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by such Person in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Contract shall be customary or more favorable to than customary for Swap Contracts of such type (as determined by the Issuer in good faith).

“Permitted Convertible Notes” shall mean the Convertible Senior Notes and any other notes issued by the Issuer that are convertible into common stock of the Issuer (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Issuer generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), cash (the amount of such cash being determined by reference to the price of such common stock or such other Equity Interests, securities, property or assets), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock; provided that the issuance of such notes is not prohibited under Section 3.02.

“Permitted Equity Derivatives” means (a) any forward purchase, accelerated share purchase or other equity derivative transactions relating to the Capital Stock of the Issuer entered into by the Issuer or any Restricted Subsidiary provided that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 3.03 and (b) any Permitted Call Spread Swap Agreements.

“Permitted Intercompany Activities” means any transactions (A) between or among the Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries and, in the reasonable determination of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among the Issuer, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investments” means (in each case, by the Issuer or any of the Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5) Investments in payroll, travel, entertainment, relocation, moving-related and similar advances that are made in the ordinary course of business or consistent with past practice;

(6) Management Advances;

(7) Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments (a) existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased pursuant to this clause (9) except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture and (b) made after the Issue Date in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date;

(10) Hedging Obligations, which transactions or obligations are not prohibited by Section 3.02 hereof;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted by Section 3.06 hereof;

(12) any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Unrestricted Subsidiary as consideration;

(13) any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.08(b) hereof (except those described in Sections 3.08(b)(1), (4), (8) and (9) hereof);

(14) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(15) (i) Guarantees of Indebtedness not prohibited by Section 3.02 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Issuer or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19) contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(20) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) and clause (22) below that are at that time outstanding, not to exceed the greater of (i) $400.0 million and (ii) 66.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.03 of any amounts applied pursuant to Section 3.03(a)(4)(ii) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(21) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of (i) $360.0 million and (ii) 60.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.03 of any amounts applied pursuant to Section 3.03(a)(4)(ii) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(22) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (22) and clause (20) above that are at that time outstanding, not to exceed the greater of (i) $400.0 million and (ii) 66.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.03 of any amounts applied pursuant to Section 3.03(a)(4)(ii) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23) (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(24) repurchases of the Notes;

(25) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20;

(26) guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(27) Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors, licensees and others in the ordinary course of business or consistent with past practice;

(28) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(29) Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(30) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Issuer or any Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(31) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(32) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; and

(33) any other Investment so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Net Leverage Ratio shall be no greater than 3.50 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other obligations of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3) Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case (x) for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings or (y) so long as such Liens do not individually or in the aggregate have a material adverse effect on the Issuer and its Subsidiaries, taken as a whole;

(4) Liens for Taxes, assessments or other governmental charges, in each case (x)(i) that are not overdue for a period of more than 60 days, (ii) that are not yet payable or subject to penalties for nonpayment, (iii) that are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof or (iv) for property Taxes on property of the Issuer or one of its Subsidiaries that the Issuer (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property or (y) so long as such Liens do not individually or in the aggregate have a material adverse effect on the Issuer and its Subsidiaries, taken as a whole;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost-sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(6) Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearinghouse transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under Section 3.02(b)(8)(e) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(8) Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.01(a)(5);

(9) Liens (a) securing Finance Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture, and (ii) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than the assets or property, the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement and assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Finance Lease Obligations or Non-Financing Lease Obligations;

(10) Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries;

(11) Liens existing on the Issue Date, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by Liens but excluding Liens securing the Credit Agreement;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Issuer or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including (i) after-acquired property that is affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13) Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or a Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary or the Trustee;

(14) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture secured financing arrangement, joint venture or similar arrangement pursuant to any joint venture secured financing arrangement, joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19) Liens securing Indebtedness and other obligations in respect of (a) Credit Facilities, including any letter of credit facility relating thereto, under Section 3.02(b)(1) and (b) obligations of the Issuer or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into) or provided by any other Person; provided that such obligation is otherwise permitted to be secured under such Credit Facility;

(20) Liens securing Indebtedness and other obligations under Section 3.02(b)(5); provided that any such Liens securing Acquired Indebtedness shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21) Liens securing Indebtedness and other obligations permitted by Section 3.02(b)(15) or Section 3.02(b)(16);

(22) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(23) Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(24) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) Liens on vehicles or equipment of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(26) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise not prohibited by this Indenture;

(27) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(28) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(29) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as applicable, would have been permitted on the date of the creation of such Lien;

(30) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (i) $300.0 million and (ii) 50.0% of LTM EBITDA at the time incurred and any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(31) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20;

(32) Liens securing Indebtedness and other obligations permitted by Section 3.02; provided that with respect to liens securing Indebtedness or other obligations permitted under this clause (32), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio on a pro forma basis does not exceed, at the Issuer’s option, (i) 4.00 to 1.00 or (ii) in the case of Acquisition Indebtedness, the Consolidated Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness;

(33) Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 3.03, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(34) Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility, and back-up Liens in connection with any other factoring, securitization or similar arrangement;

(35) Settlement Liens;

(36) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(37) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(38) restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(39) Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(40) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(41) Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(42) Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Issuer or any Restricted Subsidiary; and

(43) Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Restructuring” means any reorganizations, restructuring and other activities related to Tax planning, Tax reorganization, or any Tax restructuring entered into prior to, on or after the Issue Date so long as such Permitted Tax Restructuring is not materially adverse to the beneficial owners of the Notes (as determined by the Issuer in good faith). For purposes of clarity, a Permitted Tax Restructuring may include (but is not limited to) reorganizations, restructurings and other activities related to Tax planning, Tax reorganization, or any Tax restructuring entered into by or among any Subsidiaries of the Issuer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means interest or entitlement to fees or expenses or other charges that continue to accrue after the commencement of any insolvency or liquidation proceeding, whether or not allowed or allowable under applicable Bankruptcy Law or in any such insolvency or liquidation proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Forma Basis” means:

(a)         for any events described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation will give pro forma effect to such events as if such events occurred on the first day of the reference period:

(i)         the incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), the incurrence of any Reserved Indebtedness Amount and/or the issuance, repurchase or redemption of Disqualified Stock or Preferred Stock;

(ii)         the making of any Investments, acquisitions, dispositions, Asset Disposition, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations; provided that for the avoidance of doubt, at the Issuer’s option, notwithstanding any classification under GAAP of any Person, property, business or asset as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to such Person, property, business or asset shall not be excluded for any purposes hereunder) until such disposition shall have been consummated;

(iii)         operational changes or restructurings of the business of the Issuer or any of its Subsidiaries that the Issuer or such Subsidiary, as applicable, has determined to make and/or made during or subsequent to such reference period which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith; and

(iv)         the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary.

(b)         For purposes of this definition, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by an Officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect); provided that the aggregate amount of cost savings, operating expense reductions and synergies added to Consolidated EBITDA pursuant to this definition (combined with the aggregate amount of cost savings, operating expense reductions and synergies added to Consolidated EBITDA pursuant to clause (1)(g) of the definition of “Consolidated EBITDA”) shall not exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto and all other adjustments and addbacks); provided, further that in each case of this clause (b) and clause (1)(g) of the definition of “Consolidated EBITDA,” such 25% cap shall not apply to any such adjustments that are of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Officer of the Issuer to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period, except to the extent the outstanding Indebtedness thereunder is reasonably expected to increase as a result of any transactions as set forth in clause (a)(i) of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions:

(i)         the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries;

(ii)         all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Issuer); and

(iii)         the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Receivables Assets” means (a) any accounts receivable owed to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means any arrangement between the Issuer or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Issuer or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” or “refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced,” “refinanced,” “refinances,” “Refinancing” and “refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or incurred (or established) in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1)         (a) such Refinancing Indebtedness (x) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended or (y) requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)         Refinancing Indebtedness shall not include:

(i)         Indebtedness of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor; or

(ii)         Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(3) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.02 hereof immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

provided that clause (1) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Group” means the collective reference to, from and after the Issue Date, the Issuer and its Restricted Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Notes Legend” means the legend set forth in Section 2.01(d)(1).

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated hereunder, all references to Restricted Subsidiaries hereunder shall mean Restricted Subsidiaries of the Issuer.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of, or the payment of royalties or other similar payments with respect to, any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing or royalty or other payments.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearinghouse exposure and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearinghouse transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any of its Subsidiaries which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit-related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness (other than intercompany Indebtedness), whether outstanding on the Issue Date or thereafter incurred, which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2)  any partnership, joint venture, limited liability company or similar entity of which:

(a)  more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)  such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)  at the election of the Issuer, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise indicated hereunder, all references to Subsidiaries hereunder shall mean Subsidiaries of the Issuer.

“Suspension Period” means the period of time between the date of occurrence of a Covenant Suspension event and the Reversion Date.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any other charges in the nature of a tax (including interest, penalties and other liabilities with respect thereto) that are imposed by any governmental or other taxing authority.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the definition of “Pro Forma Basis” and “Fixed Charge Coverage Ratio.”

“Transactions” means the issuance of the Notes, the repayment of certain existing Indebtedness, the payment of fees, expenses and premiums incurred in connection with the foregoing and other related transactions (such fees, expenses and premiums, the “Transaction Costs”) and use of proceeds, in each case, as described in the Offering Memorandum.

“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the applicable Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2029; provided, however, that if the period from such redemption date to June 15, 2029 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to June 15, 2029, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank Trust Company, National Association, as trustee under this Indenture, together with its successors and assigns.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code (or similar code or statute) of another jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash and Cash Equivalents” means cash or Cash Equivalents included on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Issuer’s election, be internal financial statements) that would not appear as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1)  any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer in the manner provided below); and

(2)  any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)  at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)  such designation and the Investment, if any, of the Issuer in such Subsidiary complies with Section 3.03 and Section 3.20.

Notwithstanding anything else herein to the contrary, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Material Intellectual Property that is owned by, or exclusively licensed to, the Issuer or any Restricted Subsidiary to any Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Subsidiary” means any Subsidiary of the Issuer that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and at the time entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (in number of years) obtained by dividing:

(1)  the sum of the products obtained by multiplying (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the amount of such payment, by

(2)  the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unless otherwise indicated hereunder, all references to Wholly Owned Subsidiaries hereunder shall mean Wholly Owned Subsidiaries of the Issuer.

Section 1.02.         Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.05(a)(3)(ii)
“Accounting Change”	“GAAP”
“Acquired Entity or Business”	“Consolidated EBITDA”
“Advance Offer”	3.05(a)
“Advance Portion”	3.05(a)
“Affiliate Transaction”	3.08(a)
“Agent Members”	2.01(e)(2)
“Applicable Proceeds”	3.05(a)(3)
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Disposition Offer”	3.05(a)
“Authenticating Agent”	2.02
“Available Amount Builder Basket”	3.03(a)
“Change of Control Offer”	3.09(a)
“Change of Control Payment”	3.09(a)
“Change of Control Payment Date”	3.09(a)(3)
“Clearstream”	2.01(b)
“Converted Restricted Subsidiary”	“Consolidated EBITDA”
“Converted Unrestricted Subsidiary”	“Consolidated EBITDA”
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	3.21(a)
“Declined Excess Proceeds”	3.05(a)
“Defaulted Interest”	2.15
“Determination Date”	“Consolidated EBITDA”
“Directing Holder”	6.01(a)
“Election Date”	3.03
“equity incentives”	“Consolidated Net Income”
“Euroclear”	2.01(b)
“Event of Default”	6.01(a)
“Excess Proceeds”	3.05(a)
“Foreign Disposition”	3.05(c)(i)

Term	Defined in Section
“Global Notes”	2.01(b)
“Guaranteed Obligations”	10.01(b)
“Initial Agreement”	3.04(b)(16)
“Initial Default”	6.01(b)
“Initial Lien”	3.06
“Institutional Accredited Investor Global Notes”	2.01(b)
“Institutional Accredited Investor Notes”	2.01(b)
“Issuer Order”	2.02
“LCT Election”	1.04(e)
“LCT Public Offer”	1.04(e)
“LCT Test Date”	1.04(e)
“Legal Defeasance”	8.02
“Legal Holiday”	12.06
“Noteholder Direction”	6.01(a)
“Notes Register”	2.03
“Notice”	12.14
“Performance References”	“Derivative Instrument”
“Permitted Payments”	3.03(b)
“Position Representation”	Section 6.01(a)
“primary obligations”	“Contingent Obligations”
“primary obligor”	“Contingent Obligations”
“Proceeds Application Period”	3.05(a)(3)
“protected purchaser”	2.11
“Redemption Date”	5.07(a)
“reference period”	“Fixed Charge Coverage Ratio”
“Refunding Capital Stock”	3.03(b)(2)
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(b)
“Resale Restriction Termination Date”	2.06(b)
“Reserved Indebtedness Amount”	3.02(c)(9)
“Restricted Payment”	3.03(a)
“Restricted Period”	2.01(b)
“Reversion Date”	3.21
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(b)
“Sold Entity or Business”	“Consolidated EBITDA”
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)

“Successor Issuer”	4.01(a)(1)

“Suspended Covenants”	3.21
“Suspension Period”	3.21
“Total Leverage Excess Proceeds”	“Applicable Percentage”
“Transaction Costs”	“Transactions”
“Treasury Capital Stock”	3.03(b)(2)
“Verification Covenant”	6.01(a)

Section 1.03.         [Reserved].

Section 1.04.         Rules of Construction.

(a)         Unless the context otherwise requires:

(1)         a term has the meaning assigned to it;

(2)         an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)         “or” is not exclusive;

(4)         “including,” “include” and “includes” are by way of example and shall be deemed to be followed by the phrase “without limitation”;

(5)         words in the singular include the plural and words in the plural include the singular;

(6)         “will” shall be interpreted to express a command;

(7)         the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(8)         the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)         all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)         the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)         except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto;

(12)         unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(13)         the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

(b)         Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

(c)         Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

(d)         [Reserved].

(e)         Notwithstanding anything herein to the contrary, when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture which requires the calculation of a basket or ratio in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event or the date of any notice, which may be conditional, of such a repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness) if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments as if they had occurred at the beginning of the most recent test period ended prior to the LCT Test Date, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Issuer.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) any change to the applicable exchange rate utilized in calculating compliance with any Dollar-based provision of this Indenture, at any time from and after the LCT Test Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining (x) whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted, or (y) compliance by the Issuer or any of its Restricted Subsidiaries with any other provision of this Indenture; (3) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (4) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE II

THE NOTES

Section 2.01.         Form, Dating and Terms.

(a)         The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $600,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.02, Section 2.06, Section 2.11, Section 2.13, Section 5.06 or Section 9.05, in connection with an Asset Disposition Offer pursuant to Section 3.05 or in connection with a Change of Control Offer pursuant to Section 3.09.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.02 and Section 3.06.

With respect to any Additional Notes, the Issuer shall set forth in one or more indentures supplemental hereto, the following information:

(i)         the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)         the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(iii)         whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.02, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, including with respect to waivers, amendments, redemptions and offers to purchase; provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes or if the Issuer otherwise determines that any such Additional Notes should be differentiated from the Initial Notes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)         The Initial Notes were offered and sold by the Issuer pursuant to a purchase agreement, dated May 18, 2026, among the Issuer, the initial Guarantors and BofA Securities, Inc., as representative of the several initial purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons reasonably believed to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, Persons reasonably believed to be QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 under the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to Persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.01(d) (the “Regulation S Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if they are participants in those systems or indirectly through organizations that are participants in those systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America will be issued in the form of a permanent global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.01(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of, and premium, if any, and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Paying Agent, payment of interest, if any, may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.01(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)         Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)         Restrictive and Global Note Legends.

(1)         Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Issuer receives an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall each bear the following legend on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN [IN THE CASE OF RULE 144A NOTES: ONE YEAR OR SUCH SHORTER TIME UNDER APPLICABLE LAW] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(2)         Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THE AGENT OF THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

In the case of the Regulation S Global Note: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(e)         Book-Entry Provisions. (i) This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1)         Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Sections 2.01(d)(2). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.01(e)(4) and 2.01(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)         Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)         In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)         In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)         The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)         Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)         Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering and not involving the initial issuance of Initial Notes must, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.01(d)(1). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)         Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e) shall, except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.01(d)(1).

(2)         If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)         If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)         Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

Section 2.02.         Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or PDF signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $600,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer of the Trustee, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.02, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Successor Issuer, and such Successor Issuer resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received such conveyance, transfer, lease or other disposition, as applicable, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the Successor Issuer, be exchanged for other Notes executed in the name of the Successor Issuer with such changes in phraseology and form as may be appropriate to reflect such Successor Issuer, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon receipt of an Issuer Order of the Successor Issuer, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Successor Issuer pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such Successor Issuer, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.03.         Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent; provided that failure to comply with such notification requirement shall not constitute a Default or an Event of Default. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar, Paying Agent and Notes Custodian for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

Section 2.04.         Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, if any, or interest then due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.         Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06.         Transfer and Exchange.

(a)         A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.06 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.06 and Sections 2.01(e) and 2.01(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)         Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)         a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2)         a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Global Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.08, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)         a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.09 from the proposed transferor and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c)         Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)         a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)         a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.08, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)         a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.09 hereof from the proposed transferor and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.09 or any additional certification.

(d)         Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) [reserved] or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)         [Reserved].

(f)         Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)         Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 3.05, 3.09, 5.06 or 9.05).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d)(1).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)         No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.07.         [Reserved].

Section 2.08.         Form of Certificate to Be Delivered in Connection with Transfers to IAIs.

[Date]

U.S. Bank Trust Company, National Association

1255 Corporate Drive

6th Floor

Irving, TX 75038 Attention: Granite Construction Incorporated Administrator

Re:         Granite Construction Incorporated (the “Issuer”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[__] principal amount of the 6.375% Senior Notes due 2034 (the “Notes”) of the Issuer.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: _____________________________________

Address: __________________________________

Taxpayer ID Number: _________________________

The undersigned represents and warrants to you that:

1.

We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing at least $250,000 principal amount of the Notes for our own account or for the account of such an institutional “accredited investor,” and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.

We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

3.	We [are][are not] an Affiliate of the Issuer.

TRANSFEREE:
BY:

Section 2.09.         Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

U.S. Bank Trust Company, National Association

1255 Corporate Drive

6th Floor

Irving, TX 75038 Attention: Granite Construction Incorporated Administrator

Re:         Granite Construction Incorporated (the “Issuer”)

6.375% Senior Notes due 2034 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)         the offer of the Notes was not made to a person in the United States;

(b)         either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)         no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)         the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,
[Name of Transferor]
By:
Authorized Signature

Section 2.10.         [Reserved].

Section 2.11.         Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee in writing prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.12.         Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.04 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Responsible Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.13.         Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate Temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for Temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate Definitive Notes. After the preparation of Definitive Notes, the Temporary Notes shall be exchangeable for Definitive Notes upon surrender of the Temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more Temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of Temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.14.         Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.15.         Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is timely paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months (and therefore, for the avoidance of doubt, because the Notes will be issued on June 2, 2026 no interest will accrue on June 2, 2026, and the first day on which interest will accrue shall be June 3, 2026).

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) of this Section 2.15:

(a)         The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.01, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)         The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

The Trustee shall not at any time be under any duty or responsibility to the Holders to determine the Defaulted Interest, or with respect to the nature, extent, or calculation of the amount of Defaulted Interest owed, or with respect to the method employed in such calculation of the Defaulted Interest.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.16.         CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

Section 3.01.         Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.02.         Limitation on Indebtedness.

(a)         The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness (including Acquired Indebtedness) under this Section 3.02(a) in excess of, when aggregated with the principal amount of all other Indebtedness (including Acquired Indebtedness) incurred by a Restricted Subsidiary that is not a Guarantor under this Section 3.02(a), after giving pro forma effect to the incurrence of such additional amount of Indebtedness and the application of the proceeds therefrom, the greater of (x) $300.0 million and (y) 50.0% of LTM EBITDA.

(b)         Section 3.02(a) will not prohibit the incurrence of the following Indebtedness:

(1)         Indebtedness incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of incurrence not exceeding the sum of (a) $1,200.0 million, (b) the greater of $600.0 million and 100.0% of LTM EBITDA and (c) any additional amount if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured Net Leverage Ratio would be no greater than (i) 4.00 to 1.00 outstanding at any one time or (ii) to the extent such Indebtedness is incurred or issued to finance an acquisition or Investment, the Consolidated Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, and any Refinancing Indebtedness in respect thereof (or successive refinancings thereof that each constitute Refinancing Indebtedness);

(2)         Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3)         Indebtedness of the Issuer to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Issuer or any Restricted Subsidiary; provided, however, that:

(i)         any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary; and

(ii)         any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as applicable;

(4)         Indebtedness represented by (a) the Notes issued on the Issue Date, including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (4)(a) of this Section 3.02(b)) outstanding on the Issue Date and any Guarantees thereof, (c) Refinancing Indebtedness (including with respect to the Notes and any Guarantee thereof) incurred in respect of any Indebtedness described in this clause (4) or clause (2) or (5) of this Section 3.02(b) or incurred pursuant to Section 3.02(a), and (d) Management Advances;

(5)         Indebtedness of (x) the Issuer or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:

(a)         the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 3.02(a);

(b)         the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would not be lower than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or

(c)         such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(6)         Hedging Obligations (excluding Hedging Obligations which are entered into for speculative purposes);

(7)         Indebtedness (i) represented by Finance Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7)(i) and then outstanding, does not exceed the greater of (a) $180.0 million and (b) 30.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7)(ii) and then outstanding, shall not exceed the greater of (a) $180.0 million and (b) 30.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(8)         Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (c) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; (e) Cash Management Obligations; and (f) Settlement Indebtedness;

(9)         Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(10)         Indebtedness of Non-Guarantors in an aggregate principal amount not to exceed the greater of (i) $300.0 million and (ii) 50.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(11)         (a) Indebtedness issued by the Issuer or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or any of its Subsidiaries, in each case to finance the purchase or redemption of Capital Stock of the Issuer or any direct or indirect parent thereof that is not prohibited by Section 3.03 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(12)         Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(13)         Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, will not exceed the greater of (i) $300.0 million and (ii) 50.0% of LTM EBITDA, and any Refinancing Indebtedness in respect thereof;

(14)         Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (14) and then outstanding, does not exceed the greater of (i) $300.0 million and (ii) 50.0% of LTM EBITDA, and any Refinancing Indebtedness in respect thereof;

(15)         any obligation, or guaranty of any obligation, of the Issuer or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Issuer or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(16)         Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including, if so consistent, that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount or volume, as applicable, of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(17)         Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee, another trustee or agent to satisfy or discharge the Notes or any other Indebtedness incurred pursuant to this Section 3.02 or exercise the applicable borrower’s or issuer’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture or the relevant documents governing such Indebtedness;

(18)         Indebtedness of the Issuer or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(19)         obligations in respect of Disqualified Stock in an amount not to exceed the greater of (i) $60.0 million and (ii) 10.0% of LTM EBITDA outstanding at the time of incurrence;

(20)         Indebtedness incurred for the benefit of joint ventures in an aggregate principal amount not to exceed the greater of (i) $60.0 million and (ii) 10.0% of LTM EBITDA outstanding at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(21)         to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Issuer and its Subsidiaries; and

(22)         Indebtedness consisting of obligations under any Permitted Equity Derivatives.

(c)         For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 3.02:

(1)         subject to Section 3.02(c)(3), in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.02(a) and Section 3.02(b), the Issuer, in its sole discretion, shall classify, and may from time to time reclassify pursuant to clause (2) of this Section 3.02(c), such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.02(a) or one of the clauses of Section 3.02(b);

(2)         additionally, subject to this Section 3.02(c)(3), all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any type of Indebtedness described in Section 3.02(a) or Section 3.02(b) so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification; provided that any Indebtedness incurred by the Issuer or any Guarantor pursuant to one of the clauses of Section 3.02(b) shall automatically cease to be deemed incurred or outstanding for purposes of such clause and shall automatically be deemed incurred for the purposes of the Section 3.02(a) from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.02(a) without reliance on such clause;

(3)         all Indebtedness that is incurred under the Credit Agreement prior to the Issue Date shall be deemed incurred under Section 3.02(b)(1)(a) and may not later be reclassified;

(4)         in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5)         Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)         if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Section 3.02(a) or any clause of Section 3.02(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)         the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)         Indebtedness permitted by this Section 3.02 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.02 permitting such Indebtedness;

(9)         for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.02(a) or Section 3.02(b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Indenture, whether or not the Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount;

(10)         notwithstanding anything in this Section 3.02 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 3.02(b) measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(11)         the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an incurrence of Indebtedness for purposes of this Section 3.02.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 3.02, the Issuer shall be in default of this Section 3.02).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Notwithstanding any other provision of this Section 3.02, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may incur pursuant to this Section 3.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

With respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Unsecured Indebtedness shall not be treated under this Indenture as subordinated or junior to Secured Indebtedness merely because it is unsecured. Senior Indebtedness shall not be treated under this Indenture as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

Section 3.03.         Limitation on Restricted Payments.

(a)         The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)         declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Issuer or any of the Restricted Subsidiaries) except:

(i)         dividends, payments or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(ii)         dividends, payments or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2)         purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary;

(3)         purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness incurred pursuant to Section 3.02(b)(3)); or

(4)         make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i)         (a) other than in the case of amounts attributable to clauses (A) through (E) of the Available Amount Builder Basket set forth below, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom) and (y) other than in the case of a Restricted Payment under Section 3.03(a)(4), immediately after giving effect to such transaction on a pro forma basis, the Issuer could not incur $1.00 of additional Indebtedness pursuant to Section 3.02(a) hereof; and

(ii)         the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.03(b)(1) (without duplication) and Section 3.03(b)(7), but excluding all other Restricted Payments permitted by Section 3.03(b)) would exceed the sum of (without duplication):

(A)

50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2026 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may, at the Issuer’s election, be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)

100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Issuer or a Restricted Subsidiary contributed to the Issuer or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) net cash proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership or purchase plan or trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.03(b)(6) and (z) Excluded Contributions);

(C)

100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership or purchase plan or trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(D)

100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of: (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or (B) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.03(b)(16) and will increase the amount available under the applicable clause of the definition of “Permitted Investments” or Section 3.03(b)(16), as applicable) or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date;

(E)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.03(b)(16) and will increase the amount available under the applicable clause of the definition of “Permitted Investments” or Section 3.03(b)(16), as the case may be; and

(F)	the greater of (A) $210.0 million and (B) 35.0% of LTM EBITDA (the foregoing clause (ii), the “Available Amount Builder Basket”).

(b)         Section 3.03(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)         the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)         (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership or purchase plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.03(b)(12), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)         any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred pursuant to Section 3.02;

(4)         any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of, the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock of the Issuer or a Restricted Subsidiary, as applicable, that, in each case, is permitted to be incurred pursuant to Section 3.02;

(5)         any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)         from net cash proceeds to the extent permitted under Section 3.05, but only if the Issuer shall have first complied with Section 3.05 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging, retiring or otherwise acquiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(ii)         to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Issuer shall have first complied with Section 3.05 or Section 3.09, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)         consisting of Acquired Indebtedness (other than Indebtedness incurred in connection with or contemplation of such acquisition);

(6)         a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Issuer held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or any of its Subsidiaries pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Issuer in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or any of its Subsidiaries in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed the greater of (i) $50.0 million and (ii) 8.5% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year, so long as the aggregate amount of all Restricted Payments made in reliance on this clause (6) in any fiscal year does not exceed the sum of (a) the greater of (x) $100.0 million and (y) 17.0% of LTM EBITDA) and (b) any amounts described in the immediately following proviso; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)         the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.03(a)(4)(ii) hereof; plus

(ii)         the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(iii)         the amount of any Restricted Payments made in previous calendar years pursuant to subclauses (i) and (ii) of this clause (6);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (i) and (ii) of this clause (6) in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of subclauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.03 or any other provision of this Indenture;

(7)         the declaration and payment of dividends on Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, issued in accordance with Section 3.02;

(8)         payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or any Restricted Subsidiary and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(9)         (a) the declaration and payment of dividends on the common stock or common equity interests of the Issuer (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities), in an amount in any fiscal year not to exceed $75.0 million (which permitted amount shall increase by 5.0% each year beginning with the year ending December 31, 2027); or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Issuer’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(10)         payments by the Issuer to holders of Capital Stock of the Issuer in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.03 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Issuer);

(11)         Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(12)         (a) the declaration and payment of dividends on Designated Preferred Stock of the Issuer or any of its Restricted Subsidiaries issued after the Issue Date; and (b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in each case, for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Issuer’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.02(a);

(13)         distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Issuer or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents or proceeds thereof;

(14)         distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility not prohibited by this Indenture;

(15)         any Restricted Payment made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Costs;

(16)         (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of (a) $210.0 million and (b) 35.0% of LTM EBITDA at such time, and (ii) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 3.25 to 1.00; provided that in the case of each of subclauses (i) and (ii), no Event of Default shall have occurred or be continuing;

(17)         mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(18)         (i) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor or the making of any Restricted Investment in an aggregate amount outstanding at the time made, taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Indebtedness or Restricted Investments made pursuant to this clause (18), not to exceed the greater of (a) $150.0 million and (b) 25.0% of LTM EBITDA at such time, and (ii) any redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor or the making of any Restricted Investment, so long as (x) immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 3.50 to 1.00 and (y) no Event of Default shall have occurred or be continuing;

(19)         payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.01 hereof;

(20)         investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Total Leverage Excess Proceeds and Declined Excess Proceeds;

(21)         any Restricted Payment made in connection with a Permitted Intercompany Activity, Permitted Tax Restructuring or related transactions;

(22)         cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness permitted to be incurred pursuant to Section 3.02 in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such convertible Indebtedness plus (b) any payment received by the Issuer or a Restricted Subsidiary pursuant to the exercise, settlement or termination of any related hedge or warrant option;

(23)         purchase, redemption or other acquisition of shares of common Equity Interests for cash in order to contribute such shares to the Issuer’s employee stock ownership or purchase plan; provided that such shares are promptly so contributed; and

(24)         (i) the settlement or termination of any Permitted Equity Derivatives and (ii) the payments made in connection with (including, without limitation, purchases of) any Permitted Call Spread Swap Agreement, including the exercising, settlement, unwinding or terminating thereof, including by delivery of cash or Capital Stock or by any set-offs; provided that the Permitted Equity Derivative or Permitted Call Spread Swap Agreement was outstanding on the Issue Date or entry into such Permitted Equity Derivative or Permitted Call Spread Swap Agreement was permitted by this Section 3.03.

For purposes of determining compliance with this Section 3.03, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 3.03(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.03, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investments”; provided that any Restricted Payment permitted pursuant to any clause of Section 3.03(b) (other than clause (16)(ii) or (18)(ii) of Section 3.03(b), as applicable) shall automatically cease to be deemed permitted or outstanding for purposes of such clause of Section 3.03(b), as applicable, and shall automatically be deemed permitted for the purposes of clause (16)(ii) or (18)(ii) of Section 3.03(b), as applicable, from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Restricted Payment under clause (16)(ii) or (18)(ii) of Section 3.03(b), as applicable, without reliance on such other clause of Section 3.03(b); provided, further, that any Investment permitted pursuant to one of the clauses of the definition of “Permitted Investments” (other than clause (33) thereof) shall automatically cease to be deemed permitted or outstanding for purposes of such clause of the definition of “Permitted Investments” and shall automatically be deemed permitted for the purposes of clause (33) thereof from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Investment under clause (33) of the definition of “Permitted Investments” without reliance on such other clause of such definition.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as applicable, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to an Investment, the Issuer or the applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith); provided that the foregoing shall not limit the application of Section 1.04(e), to the extent applicable.

If the Issuer or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Issuer for any period.

For the avoidance of doubt, this Section 3.03 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

Section 3.04.         Limitation on Restrictions on Distributions from Guarantors.

(a)         The Issuer shall not, and shall not permit any Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Guarantor to pay dividends or make any other distributions on its Capital Stock; provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)         The provisions of Section 3.04(a) shall not prohibit:

(1)         any encumbrance or restriction pursuant to (x) the Credit Agreement or (y) any Credit Facility or any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)         any encumbrance or restriction pursuant to the Note Documents;

(3)         any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)         any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Issuer, any Subsidiary of such Person or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Issuer;

(5)         any encumbrance or restriction:

(i)         that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii)         contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(iii)         contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(iv)         pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(6)         any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)         any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)         customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(9)         encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)         any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)         any encumbrance or restriction pursuant to Hedging Obligations;

(12)         other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantors permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 3.02 that impose restrictions solely on the Non-Guarantors party thereto and/or their Subsidiaries;

(13)         restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14)         any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 3.02 if (i) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date or (ii) either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15)         any encumbrance or restriction existing by reason of any lien permitted under Section 3.06; or

(16)         any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the clauses above or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in the clauses above or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

Section 3.05.         Limitation on Sales of Assets and Subsidiary Stock.

(a)         The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)         the Issuer or such Restricted Subsidiary, as applicable, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Issuer, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)         in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), with a purchase price in excess of the greater of (x) $120.0 million and (y) 20.0% of LTM EBITDA, at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date as to which this clause (2) applies (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as applicable, is in the form of cash or Cash Equivalents; provided that, for purposes of this clause (2), the following shall be deemed to be cash:

(i)         the assumption by the transferee of Indebtedness or other liabilities (including by way of relief from, or by any other Person assuming responsibility for, any such Indebtedness or other liabilities, contingent or otherwise) of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) or the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)         securities, notes or other obligations or other property received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 365 days following the closing of such Asset Disposition;

(iii)         Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that, immediately following such Asset Disposition, neither the Issuer nor any other Restricted Subsidiary Guarantees the payment of such Indebtedness;

(iv)         consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(v)         any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (v) that is at that time outstanding, not to exceed the greater of (x) $135.0 million and (y) 22.5% of LTM EBITDA, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(3)         within 540 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as set forth below, the “Proceeds Application Period”), an amount equal to the Applicable Percentage of such Net Available Cash (the “Applicable Proceeds”) is applied, to the extent the Issuer or any Restricted Subsidiary, as applicable, elects:

(i)         (a) to reduce, prepay, repay or purchase any Secured Indebtedness, including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof), (b) to reduce, prepay, repay or purchase Pari Passu Indebtedness; provided that in connection with this subclause (b), the Issuer ratably repays the Notes, (c) to make an offer (in accordance with the procedures pursuant to an Asset Disposition Offer) to redeem Notes pursuant to Section 5.07 or purchase Notes; or (d) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary); provided that to the extent the Issuer or any Restricted Subsidiary makes an offer to reduce, prepay, repay or purchase any obligations pursuant to the foregoing subclauses (a)–(d) at a price no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offering, the Issuer and the Restricted Subsidiaries will be deemed to have applied an amount of the Applicable Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Excess Proceeds (and such amount shall instead constitute Declined Excess Proceeds); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(ii)         (a) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (b) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Issuer); provided, however, that a binding agreement shall be treated as a permitted application of Applicable Proceeds from the date of such commitment with the good faith expectation that an amount equal to Applicable Proceeds will be applied to satisfy such commitment within 180 days after the end of such 540-day period (an “Acceptable Commitment”);

(iii)         to make any other Permitted Investment; or

(iv)         any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Applicable Proceeds pursuant to this Section 3.05, the Issuer or the applicable Restricted Subsidiaries may apply such Applicable Proceeds temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Applicable Proceeds in any manner not prohibited by this Indenture, and (2) the Issuer (or any Restricted Subsidiary, as applicable) may elect to invest in Additional Assets prior to receiving the Applicable Proceeds attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.

If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Applicable Proceeds in excess of the greater of (i) $180.0 million and (ii) 30.0% of LTM EBITDA (such amount of Applicable Proceeds that are equal to the greater of (i) $180.0 million and (ii) 30.0% of LTM EBITDA, “Declined Excess Proceeds,” and such amount of Applicable Proceeds that are in excess of the greater of (i) $180.0 million and (ii) 30.0% of LTM EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Issuer shall make an offer (an “Asset Disposition Offer”) no later than ten Business Days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of an Asset Disposition Offer shall be sent by first-class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address, with a copy to the Trustee, or otherwise in accordance with the applicable procedures of DTC. The Issuer may satisfy the foregoing obligation with respect to the Applicable Proceeds by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

(b)         To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Disposition Offer, the Issuer may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash or Applicable Proceeds payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars.

(c)         Notwithstanding any other provisions of this Section 3.05, (i) to the extent that any of or all the Net Available Cash or Applicable Proceeds of any Asset Disposition is received or deemed to be received by a Non-U.S. Subsidiary (or a U.S. Subsidiary of a Non-U.S. Subsidiary) (a “Foreign Disposition”) giving rise to a prepayment event described above is (x) prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, (a) financial assistance and corporate benefit restrictions and (b) fiduciary and statutory duties of any director or officer of such Subsidiaries), (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments, in each case, from being repatriated or otherwise paid to the Issuer or so prepaid, or such repatriation or payment or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), an amount equal to the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.05; and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition could have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Available Cash whereby doing so the Issuer, any of its Subsidiaries or any of their respective affiliates and/or equity owners would incur a Tax liability, including a taxable dividend) (as determined by the Issuer in good faith), an amount equal to the Net Available Cash so affected will not be required to be applied in compliance with this Section 3.05. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d)         To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(e)         The provisions of this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 3.06.         Limitation on Liens. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness, on any asset or property of the Issuer or any of its Restricted Subsidiaries, unless (a) in the case of Liens securing Subordinated Indebtedness, the Notes and Note Guarantees are secured by a Lien on such assets or property that is senior in priority to such Liens and (b) in all other cases, the Notes and Note Guarantees are secured equally and ratably on any such assets or property of the Issuer or any of its Restricted Subsidiaries with (or prior to) such Indebtedness secured by such Lien, except that the foregoing shall not apply to Liens securing the Notes and the Note Guarantees.

Any Lien created for the benefit of the Holders pursuant to clause (a) or (b) of the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 3.07.         Limitation on Guarantees.

(a)         The Issuer shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries, other than a Guarantor or an Excluded Subsidiary, to incur Indebtedness for borrowed money under or Guarantee the payment of (i) any syndicated Credit Facility of the Issuer or any other Guarantor incurred pursuant to Section 3.02(b)(1) or (ii) capital markets debt securities of the Issuer or any other Guarantor, in each case, in a principal amount in excess of the greater of (x) $200.0 million and (y) 33.0% of LTM EBITDA, unless:

(1)         such Restricted Subsidiary within sixty (60) days executes and delivers a supplemental indenture to this Indenture substantially in the form attached hereto as Exhibit B providing for a Note Guarantee by such Restricted Subsidiary, except that with respect to a Guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(2)         such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.07 shall not be applicable (i) to any Indebtedness or Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b)         The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary of the Issuer that is not otherwise required to be a Guarantor to become a Guarantor, in which case, (i) such Subsidiary shall not be required to comply with the 60-day period described in Section 3.07(a)(1) and (ii) such Note Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) and such Subsidiary is not otherwise required to be a Guarantor at the time of such release in accordance with the provisions above.

(c)         If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by delivery of a supplemental indenture executed by the Issuer to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in Section 3.07(a) above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided that such Immaterial Subsidiary shall not be permitted to guarantee the Credit Agreement or other Indebtedness of the Issuer or the other Guarantors, unless it again becomes a Guarantor.

(d)         Each of such Guarantee shall also be released in accordance with the provisions of this Indenture described under Article X.

Section 3.08.         Limitation on Affiliate Transactions.

(a)         The Issuer shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving value in excess of the greater of (i) $30.0 million and (ii) 5.0% of LTM EBITDA unless:

(1)         the terms of such Affiliate Transaction, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as applicable, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)         in the event such Affiliate Transaction involves an aggregate value in excess of the greater of (i) $90.0 million and (ii) 15.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.08(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Issuer, if any.

(b)         The provisions of Section 3.08(a) above shall not apply to:

(1)         any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 3.03 (including Permitted Payments) or any Permitted Investment;

(2)         any issuance, transfer or sale of (a) Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary, stock ownership or purchase plans, restricted stock plans, long-term incentive plans, stock appreciate rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates)) of the Issuer or any of its Subsidiaries and (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(3)         any Management Advances and any waiver or transaction with respect thereto;

(4)         any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)         the payment of compensation, fees, costs, reimbursements and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates) of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through their Controlled Investment Affiliates);

(6)         the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.08 or to the extent not disadvantageous in any material respect in the reasonable determination of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7)         any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8)         transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)         any transaction between or among the Issuer, any Restricted Subsidiary (or any entity that becomes a Restricted Subsidiary as a result of such transaction), an Affiliate, an Associate, joint venture or similar entity (regardless of the form of legal entity) in which the Issuer or any Subsidiary has invested or otherwise controls (and which entity would not be an Affiliate of the Issuer but for the Issuer’s or a Subsidiary’s ownership of Equity Interests in such Affiliate, Associate, joint venture or other similar entity);

(10)         any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11)         the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Costs;

(12)         transactions in which the Issuer or any Restricted Subsidiary, as applicable, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.08(a)(1);

(13)         the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Issuer;

(14)         any purchases by Affiliates of the Issuer of Indebtedness or Disqualified Stock of the Issuer or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Affiliates of the Issuer; provided that such purchases by Affiliates of the Issuer are on the same terms as such purchases by such Persons who are not Affiliates of the Issuer;

(15)         (i) investments by Affiliates in securities or loans of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other non-affiliated third-party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(16)         payments by the Issuer or any of its Subsidiaries pursuant to any tax sharing agreements among the Issuer and/or any such Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries;

(17)         payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Issuer or any of its Subsidiaries pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) that are, in each case, approved by the Issuer in good faith;

(18)         any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Issuer or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) approved by the reasonable determination of the Issuer;

(19)         any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.05 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(20)         transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 3.20 and pledges of Capital Stock of Unrestricted Subsidiaries;

(21)         (i) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor and (ii) any operational services or other arrangement entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer, in each case, which is approved by the reasonable determination of the Issuer;

(22)         intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(23)         payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(24)         the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(25)         transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(26)         Permitted Intercompany Activities, Permitted Tax Restructurings, Intercompany License Agreements and related transactions.

In addition, if the Issuer or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Issuer of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Issuer or such Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Issuer of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Issuer or such Restricted Subsidiary to be deemed an Affiliate Transaction).

Section 3.09.         Change of Control.

(a)         If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as set forth under Section 5.07, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose names the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 60 days following any Change of Control, the Issuer shall deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, stating:

(1)         a description of the transaction or transactions that constitute the Change of Control;

(2)         that a Change of Control Offer is being made pursuant to this Section 3.09, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(3)         the purchase price and the purchase date, which will be no earlier than 10 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer as described below;

(4)         that any Note not properly tendered will remain outstanding and continue to accrue interest;

(5)         that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6)         that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(7)         that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic message or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(8)         that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(9)         if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(10)         the other instructions, as determined by the Issuer, consistent with this Section 3.09, that a Holder must follow.

The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b)         On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)         accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)         deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)         deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)         The Issuer will not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.07 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d)         Notwithstanding anything to the contrary in this Section 3.09, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, on analogous terms as those described in the last paragraph of Section 5.03.

(e)         [Reserved].

(f)         While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g)         The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(h)         The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be amended, supplemented, waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 3.10.         Reports.

(a)         The Issuer shall furnish to the Trustee, within 15 days after the time periods specified below:

(1)         within 90 days after the end of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day) of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case, starting with the second fiscal year for which annual financial statements are required to be delivered pursuant to this clause (1), in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards; and

(2)         within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer (or if such day is not a Business Day, on the next succeeding Business Day), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case, starting only with the first delivery required to be made pursuant to this clause (2) which occurs after a full year of financial statements have previously been delivered pursuant to clauses (1) and (2), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail in accordance with GAAP;

in each case, except as described above or below and subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided, however, that the Issuer shall not be required to (A) provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16, Rule 13-01 and Rule 13-02 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum relating to the Notes and (viii) accounting adjustments relating to the Transactions or any other transactions permitted under this Indenture to the extent it is not practicable to include any such adjustments in such financial statements; or (B) (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision).

(3)         To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(b)         The Issuer shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information of the Issuer required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)         Substantially concurrently with the furnishing or making of such information available to the Trustee pursuant to Section 3.10(a), the Issuer shall also use its commercially reasonable efforts to post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Issuer, its Subsidiaries or a third party) to which access will be given to Holders, bona fide prospective investors in the Notes (which prospective investors may be limited to QIBs or Non-U.S. Persons that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Issuer who agree to treat such information and reports as confidential; provided that the Issuer or its Subsidiaries, as applicable, may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this Section 3.10 to any Person that is a competitor of the Issuer and its Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Issuer and its Subsidiaries. The Issuer may condition the delivery of any such reports on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d)         So long as any Notes are outstanding, the Issuer will also (1) at any time after the Issuer releases its earnings for any annual or quarterly period, hold a conference call on which one or more employees or representatives of the Issuer present such financial information and the results of operations for the relevant reporting period (which conference call may, at the option of the Issuer, be the same conference call to which the Issuer’s stockholders and/or equity research analysts are invited); and (2) issue a press release or otherwise announce (which announcement may be made available on the nonpublic website referred to in this Section 3.10(c) prior to the time of the conference call required to be held in accordance with subclause (1) of this clause (d), announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders to contact the appropriate person at the Issuer to obtain such information.

(e)         If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary, and such Unrestricted Subsidiary would, if taken as a whole with all other Unrestricted Subsidiaries, constitute a Material Subsidiary, then the annual and quarterly information required by Section 3.10(a)(1) and (a)(2) shall include a presentation, either on the face of the financial statements or in footnotes thereto, to reflect the adjustments which would be necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements (and which presentation, for the avoidance of doubt, need not be audited).

(f)         Notwithstanding anything to the contrary set forth in this Section 3.10, the Issuer will be deemed to have furnished the reports referred to in this Section 3.10 to the Trustee and the holders if the Issuer has filed such reports or other reports or filings which contain the information contemplated herein with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available.

(g)         [Reserved].

(h)         Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive knowledge or notice of any information contained therein, or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no duty to review or analyze such reports, information or documents. The Trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the filing or posting, on any website or with the SEC via the EDGAR filing system (or any successor thereto), timeliness or content of any such reports, information or documents, and the Trustee shall have no duty to participate in or monitor any conference calls.

Section 3.11.         [Reserved].

Section 3.12.         Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented, surrendered for payment or, if applicable, surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at 1255 Corporate Drive, 6th Floor, Irving, TX 75038, Attention: Granite Construction Incorporated Administrator, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

Section 3.13.         [Reserved].

Section 3.14.         [Reserved].

Section 3.15.         [Reserved].

Section 3.16.         Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

Section 3.17.         [Reserved].

Section 3.18.         [Reserved].

Section 3.19.         Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Default or Event of Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless a Responsible Officer of the Trustee has obtained actual knowledge thereof.

Section 3.20.         Designation of Restricted and Unrestricted Subsidiaries. The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 3.03 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause an Event of Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was not prohibited by Section 3.03 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness or Liens are not permitted to be incurred as of such date by Section 3.02 or Section 3.06 hereof, the Issuer will be in default of such covenant.

The Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.02 hereof (including pursuant to Section 3.02(b)(5) treating such redesignation as an acquisition for the purpose of such clause) and Section 3.06 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default would be in existence following such designation. Any such designation by the Issuer shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 3.21.         Suspension of Certain Covenants on Achievement of Investment Grade Status

(a)         If (i) the Notes have achieved Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing subclause (i) and this subclause (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and continuing until the Reversion Date (such period of time between the date of occurrence of a Covenant Suspension Event and the Reversion Date, “Suspension Period”), the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.02, 3.03, 3.04, 3.05, 3.07, 3.08 and 4.01(a)(3) (collectively, the “Suspended Covenants”).

(b)         If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until a subsequent Covenant Suspension Event occurs (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

(c)         On the Reversion Date, all Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.02(b)(4)(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (11) of such definition. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.03(a).

(d)         On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.08(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 3.04(a) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 3.04(b)(1).

(e)         During the Suspension Period, the Note Guarantees of the Guarantors shall be released and any obligation to grant further Note Guarantees shall be suspended. All obligations to grant Note Guarantees (including any such future obligations) shall be reinstated upon the Reversion Date, and, within the time frame required under Section 3.07, the Issuer must comply with the terms of Section 3.07.

(f)         No Default, Event of Default or breach of any kind shall be deemed to have occurred on the Reversion Date as a result of any actions taken or the performance of obligations under agreements entered into by the Issuer or its Restricted Subsidiaries during the Suspension Period other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date.

(g)         On and after each Reversion Date, the Issuer and any of its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(h)         The Issuer, in an Officer’s Certificate, shall provide the Trustee notice of any Covenant Suspension Event or Reversion Date. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Covenant Suspension Event or a Reversion Date (but the Trustee may provide a copy of such Officer’s Certificate to any Holder upon request) or to independently determine or verify if such events have occurred or determine the consequences thereof.

ARTICLE IV

MERGER AND CONSOLIDATION

Section 4.01.         Merger and Consolidation.

(a)         The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any Person, unless:

(1)         the Issuer is the surviving Person or the resulting, surviving or transferee Person (the “Successor Issuer”) will be a Person organized or existing under the laws of an Applicable Jurisdiction, and the Successor Issuer (if not the Issuer) will expressly assume all the obligations of the Issuer under the Notes and this Indenture pursuant to supplemental indentures or other documents and instruments;

(2)         immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Issuer or any Subsidiary of the applicable Successor Issuer as a result of such transaction as having been incurred by the applicable Successor Issuer or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3)         immediately after giving pro forma effect to such transaction, either (a) the applicable Successor Issuer or the Issuer would be able to incur at least an additional $1.00 of Indebtedness pursuant to Section 3.02(a) hereof, (b) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Net Leverage Ratio of the Issuer and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transactions; and

(4)         the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Issuer; provided that, in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b)         [Reserved].

(c)         The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture, and the Issuer will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture.

(d)         Notwithstanding any other provision of this Section 4.01, (i) the Issuer may consolidate or otherwise combine with or merge into or transfer all or substantially all or part of its properties and assets to one or more Restricted Subsidiaries, (ii) the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer, (iii) the Issuer may complete any Permitted Tax Restructuring and (iv) any Permitted Investment and/or permitted disposition may be structured as a merger, consolidation or amalgamation.

(e)         The foregoing provisions shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary. For the avoidance of doubt, notwithstanding anything else contained herein, any LLC Conversion shall be permitted under this Indenture.

(f)         Subject to Section 10.02(b), no Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1)         (a) the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of such Guarantor under its Note Guarantee and this Indenture; and

(b)         immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or

(2)         the transaction constitutes a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise not prohibited by this Indenture.

Notwithstanding any other provision of this Section 4.01, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (b) consolidate or otherwise combine with or merge into an Affiliate (i) organized or existing under the laws of an Applicable Jurisdiction or (ii) incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, (e) complete any Permitted Tax Restructuring, (f) consolidate or otherwise combine with, merge into or otherwise transfer all or part of its properties and assets to (upon voluntary liquidation or otherwise) any Person if (x) such transaction is undertaken in good faith to improve the tax efficiency of the Issuer and/or any of its Subsidiaries and (y) after giving effect to such transaction, the value of the Guarantees, taken as a whole, is not materially impaired (as determined in good faith by the Issuer)and (g) consolidate with or merge with or into, or transfer all or part of its properties and assets to, any Person in connection with any Permitted Investment and/or permitted disposition. Notwithstanding anything to the contrary in this Section 4.01, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE V

REDEMPTION OF SECURITIES

Section 5.01.         Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.07 hereof, it must furnish to the Trustee, at least three Business Days (or if any of the Notes to be redeemed are in definitive form, five Business Days) prior to the giving of notice of redemption pursuant to Section 5.03 hereof (or such shorter period as the Trustee may agree), an Officer’s Certificate setting forth:

(1)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are to be redeemed;

(2)         the redemption date;

(3)         the principal amount of Notes to be redeemed; and

(4)         the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.02.         Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased pursuant to Section 5.07, or Section 3.05, as applicable, the Trustee will select Notes for redemption or purchase (a) in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Issuer, and otherwise in compliance with the requirements of DTC, or (b) if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, by lot or by another method the Trustee considers to be fair and appropriate (subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption), except if otherwise required by law; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 5.03.         Notice of Redemption. At least 10 days but not more than 60 days before the applicable Redemption Date, the Issuer will send or cause to be sent, by electronic delivery or, at the Issuer’s option, by first-class mail, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)         the redemption date;

(2)         the redemption price;

(3)         if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)         the name and address of the Paying Agent;

(5)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)         that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)         the paragraph(s) of the Notes and/or Section(s) of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)         that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three Business Days (or if any of the Notes to be redeemed are in definitive form, five Business Days) prior to the date on which the notice of redemption is to be sent (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph (which may be the Officer’s Certificate referenced in Section 5.01).

The Issuer may redeem the Notes pursuant to one or more of the relevant provisions of this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions may have different redemption dates or may specify the order in which redemptions taking place on the same redemption date are deemed to occur.

Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed. The Issuer shall provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the Trustee prior to the close of business one Business Day prior to the redemption date, and the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given. Upon receipt of such notice of the delay of such redemption date or the rescission of such notice of redemption, such redemption date shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the Notes shall be automatically delayed or rescinded and canceled, as applicable, as provided in such notice. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 5.04.         [Reserved].

Section 5.05.         Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. New York City time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the applicable redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but before the corresponding interest payment date, then any accrued and unpaid interest, if any, to, but excluding, the redemption date or purchase date shall be paid on the applicable Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.01 hereof.

Section 5.06.         Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

Section 5.07.         Optional Redemption.

(a)         At any time and from time to time prior to June 15, 2029, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (the “Redemption Date”).

(b)         At any time and from time to time on or after June 15, 2029, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of the principal amount of the Notes to be redeemed as set forth in the table below, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on June 15 of each of the years indicated in the table below:

Year	Percentage
2029	103.188%
2030	101.594%
2031 and thereafter	100.000%

(c)         At any time and from time to time prior to June 15, 2029, the Issuer may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings by the Issuer, at a redemption price of 106.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date; provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated, and otherwise in accordance with the procedures set forth in this Indenture.

(d)         Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party shall have the right to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the applicable Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Issuer or its Affiliates or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(e)         Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)         Any redemption pursuant to this Section 5.07 shall be made pursuant to the provisions of Sections 5.01 through 5.06.

Section 5.08.         Mandatory Redemption. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.05 and Section 3.09. The Issuer may from time to time acquire notes by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and, so long as such acquisition does not otherwise violate the terms of this Indenture, upon such terms and at such prices as it may determine, which may be more or less than the consideration for which the Notes were initially offered.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01.         Events of Default.

(a)         Each of the following is an “Event of Default” hereunder:

(1)         default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)         default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)         failure by the Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes (with a copy to the Trustee) with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Material Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Material Subsidiary) (or the payment of which is Guaranteed by the Issuer or any Material Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Material Subsidiary)) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)         is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness; or

(B)         results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to an amount that is equal to or greater than $100.0 million (measured at the date of such non-payment or acceleration) or more at any one time outstanding;

(5)         failure by the Issuer or a Material Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Material Subsidiary) to pay final judgments aggregating in excess of $100.0 million (measured at the date of such judgment) other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)         any Guarantee of the Notes by a Material Subsidiary ceases to be in full force and effect, other than (A) in accordance with the terms of this Indenture, or (B) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $100.0 million (measured at the date of such bankruptcy);

(7)         the Issuer or a Material Subsidiary (or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements of the Issuer and its Material Subsidiaries, would constitute a Material Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences a voluntary case or proceeding;

(B)         consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)         consents to the appointment of a Custodian of it or for substantially all of its property;

(D)         makes a general assignment for the benefit of its creditors;

(E)         consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)         takes any comparable action under any foreign laws relating to insolvency; or

(8)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Issuer or a Material Subsidiary (or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Material Subsidiary) in an involuntary case;

(B)         appoints a Custodian of the Issuer or a Material Subsidiary (or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Material Subsidiary) for substantially all of its property; or

(C)         orders the winding up or liquidation of the Issuer or a Material Subsidiary (or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Material Subsidiary); or

(D)                  any similar relief is granted under any foreign laws and, in each case, the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (3), (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer in writing of the Default (with a copy to the Trustee if notice is given by the Holders) and, with respect to clauses (3) and (5), the Issuer does not cure such Default within the time specified in clause (3) or (5) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders and the Trustee, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) shall be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder shall be deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Holder is Net Short and/or whether such Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certifications under this Indenture or in connection with the Notes or if any such Position Representation, Verification Covenant, Noteholder Direction, or any related certifications comply with this Indenture, the Notes or any other document. It is understood and agreed that the Issuer and the Trustee shall be entitled to conclusively rely on each representation, deemed representation and certification made by, and covenant of, each beneficial owner provided for in this paragraph. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each beneficial owner notwithstanding that any such Person may have ceased to be a beneficial owner, this Indenture may have been terminated or the Notes may have been redeemed in full.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed, and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee, which obligations shall continue to survive), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding three paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability or responsibility to the Issuer, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction or any related certification or that such Position Representation, Verification Covenant, Noteholder Direction or any related certification conforms with this Indenture or any other agreement.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this Section 6.01. Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.01, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

The Issuer waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes in accordance with this Section 6.01 or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. Any and all actions that the Trustee takes or omits to take in accordance with this Section 6.01, and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith, shall constitute matters covered by the Issuer’s indemnification obligations to the Trustee pursuant to Section 7.07 hereof.

(b)         If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(c)         Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

(d)         Any time period provided in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02.         Acceleration. If an Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.01(a) with respect to the Issuer) occurs and is continuing, (i) the Trustee by written notice to the Issuer or (ii) the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default specified in clause (4)(B) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded, without any action by the Trustee or the Holders, if within 30 days after the declaration of acceleration with respect thereto:

(1)         (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y) the holders of such Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) if the Event of Default or payment default triggering such Event of Default has been remedied or cured; and

(2)         the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (7) or (8) of Section 6.01(a) with respect to the Issuer occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Notwithstanding any other provisions of this Indenture, to the extent the Issuer so elects, the sole remedy for an Event of Default relating to the Issuer’s failure to comply with its obligations under Section 3.10 shall after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the 270-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing.

If the Issuer so elects, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 271st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 271st day), the Notes will be subject to acceleration as provided herein. This provision shall not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Issuer does not elect to pay the additional interest following an Event of Default in accordance with this paragraph, the Notes shall be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 270 days after the occurrence of an Event of Default relating to the failure to comply with its obligations under Section 3.10 in accordance with the immediately preceding paragraph, the Issuer must notify all Holders and the Trustee and Paying Agent of such election prior to the beginning of such 270-day period. Upon the Issuer’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

Section 6.03.         Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04.         Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), any past or existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended or waived without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right except as provided in Section 6.01(b).

Section 6.05.         Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.01 and 7.02, that the Trustee determines is unduly prejudicial to the rights of any other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided, further, that the Trustee has no duty to determine whether any action is prejudicial to any Holder. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to the Trustee against all fees, losses, liabilities and expenses (including attorneys’ fees and expenses) that may be caused by taking or not taking such action, and the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered and, if requested, provided to the Trustee such indemnification or security to the Trustee satisfactory to the Trustee against any loss, liability or expense.

Section 6.06.         Limitation on Suits. Subject to Section 6.07, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)         such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)         Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)         such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)         the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)         the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07.         Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Article III and IV and Sections 6.01(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

Section 6.08.         Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09.         Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.         Priorities.

(a)         If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection described therein;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)         The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11.         Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

Section 7.01.         Duties of Trustee.

(a)         If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)         Except during the continuance of an Event of Default actually known to the Trustee:

(1)         the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)         in the absence of gross negligence or willful misconduct on its part, as determined in a final and non-appealable order of a court of competent jurisdiction, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)         The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, as determined in a final and non-appealable order of a court of competent jurisdiction, except that:

(1)         this paragraph does not limit the effect of Section 7.01(b);

(2)         the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3)         the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4)         no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)         Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e)         The Trustee shall not be liable for (i) interest on any money received by it except as the Trustee may agree in writing with the Issuer or (ii) any exchange of currency or any foreign exchange risk.

(f)         Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02.         Rights of Trustee. Subject to Section 7.01:

(a)         The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order or other paper or document (whether in its original, facsimile or other electronic form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer or the Issuer, as applicable, as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)         Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)         The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)         The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)         The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)         The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Material Subsidiary unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is actually received by a Responsible Officer of the Trustee at the corporate trust office of the Trustee specified in Section 3.12, and such notice references the Notes and this Indenture.

(g)         The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)         The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)         The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Responsible Officer of the Trustee.

(j)         Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part (as determined by a final nonappealable order of a court of competent jurisdiction), conclusively rely upon an Officer’s Certificate.

(k)         The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, judgment, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)         The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)         The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)         In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o)         Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p)         The permissive rights of the Trustee to take or refrain from taking any action enumerated in this Indenture and the other Note Documents shall not be construed as obligations or duties.

Section 7.03.         Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

Section 7.04.         Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05.         Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer of the Trustee has been informed in writing of such occurrence by the Issuer or has actual knowledge thereof, the Trustee shall send electronically or by first-class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after such notification or such date that it is actually known to a Responsible Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it determines that withholding the notice is in the interests of Holders.

Section 7.06.         [Reserved].

Section 7.07.         Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer and the Guarantors, jointly and severally, shall indemnify, defend and protect the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) and court costs incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.07) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer, any Guarantor or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense; provided, further, that the Issuer shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.07 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.08. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.01(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08.         Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days’ prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer may remove the Trustee (or any Holder, who has been a bona fide holder of a Note for at least six (6) months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee) if:

(1)         the Trustee fails to comply with Section 7.10 hereof;

(2)         the Trustee is adjudged bankrupt or insolvent;

(3)         a receiver or other public officer takes charge of the Trustee or its property;

(4)         the Trustee has or acquires a conflict of interest that is not promptly eliminated; or

(5)         the Trustee otherwise becomes incapable of acting as Trustee.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture; provided that the removal or resignation of the Trustee shall not become effective until the acceptance of the appointment by the successor Trustee. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.09.         Successor Trustee by Merger. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided that such organization or entity shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10.         Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.11.         Preferential Collection of Claims against the Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

Section 7.12.         Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.         Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02.         Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)         the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.04 hereof;

(2)         the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)         the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)         this Article VIII with respect to provisions relating to Legal Defeasance.

Section 8.03.         Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Section 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.16, 3.19, 3.20, 3.21 and Section 4.01 (except Section 4.01(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) (other than with respect to Section 4.01(a)(1) and (a)(2)), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7) (with respect only to Material Subsidiaries) and 6.01(a)(8) (with respect only to Material Subsidiaries) hereof shall not constitute Events of Default. The Issuer at its option at any time may exercise its option to have Section 8.02 hereof be applied to all outstanding Notes notwithstanding its prior exercise under this Section 8.03.

Section 8.04.         Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance, as applicable, under either Section 8.02 or 8.03 hereof:

(1)         the Issuer must irrevocably deposit with the Trustee, in trust solely for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (solely in the case of U.S. Government Obligations, in the opinion of either a nationally recognized firm of independent public accountants or a financial advisor) without consideration of any reinvestment of interest, to pay the principal of and premium, if any, and interest, due on the Notes issued under this Indenture on the Stated Maturity date or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall have designated, with any deficit as of the applicable redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the applicable redemption date, consistent with the provisions of this Indenture governing the deposit of any redemption amount (it being understood that any legal defeasance or covenant defeasance shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any legal defeasance or covenant defeasance. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)         in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;

(A)         the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)         since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)         such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)         [reserved];

(7)         the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor; and

(8)         the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.         Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, (solely in the case of U.S. Government Obligations, in the opinion of either a nationally recognized firm of independent public accountants or a financial advisor expressed in a written certification thereof delivered to the Trustee (which may be the certificate delivered under Section 8.04(1) hereof)) are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.         Repayment to the Issuer. Subject to applicable escheat and abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an escheat or abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Issuer, before being required to make any such repayment, shall at its own expense cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07.         Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

Section 9.01.         Without Consent of Holders. Notwithstanding Section 9.02 of this Indenture, the Issuer, any Guarantor and the Trustee may amend, supplement or modify this Indenture, any Guarantee, the Notes, and any other Note Document without the consent of any Holder to:

(1)         cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2)         provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 4.01;

(3)         provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4)         add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)         make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(6)         at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7)         make such provisions as necessary for the issuance of Additional Notes;

(8)         provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.07, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, subordination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, subordination, discharge or retaking is provided for under this Indenture;

(9)         evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10)         secure the Notes and/or the related Note Guarantees or to add collateral thereto;

(11)         (a) add an obligor or a Guarantor under this Indenture and (b) when permitted or required by this Indenture, to release any Guarantor from its Note Guarantee pursuant to this Indenture;

(12)         make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(13)         comply with the rules and procedures of any applicable securities depositary; or

(14)         make any amendment to the provisions of this Indenture, the Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP.”

Upon the request of the Issuer and upon receipt by the Trustee of the documents described in Sections 9.06 and 12.02 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case each of the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Section 9.02.         With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, any Guarantee, the Notes issued hereunder and any other Note Document with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees and any other Note Document may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 12.04 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer, and upon delivery to the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 and Section 12.02 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued hereunder and held by a non-consenting Holder:

(1)         reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)         reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.05 and Section 3.09);

(3)         reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.05 and Section 3.09);

(4)         reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.07 (excluding, for greater certainty, any change to notice periods with respect to the Notes that are otherwise redeemable);

(5)         make any such Note payable in currency other than that stated in such Note;

(6)         impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7)         waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(8)         except as contemplated by this Indenture, release all or substantially all of the Guarantors from their Guarantees.

Notwithstanding anything to the contrary herein, the provisions of this Indenture relative to the Issuer’s obligation to (i) make a Change of Control Offer may be amended, supplemented, waived or modified with the written consent of Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture and (ii) make an offer to repurchase the Notes as a result of an Asset Disposition may be amended, supplemented, waived or modified with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement or waiver of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

Section 9.03.         [Reserved].

Section 9.04.         Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.04 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05.         Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.         Trustee to Sign Amendments. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.01 and 7.02 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the Supplemental Indenture to be delivered pursuant to Section 10.01(a).

ARTICLE X

GUARANTEE

Section 10.01.         Guarantee.

(b)         Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees on a senior unsecured basis, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations and liabilities of the Issuer under this Indenture and the Notes when and as the same shall be due and payable (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

To evidence its Guarantee set forth in this Section 10.01, each Guarantor hereby agrees that this Indenture or any supplemental indenture, as applicable, shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture or any supplemental indenture, as applicable, no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.02, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) (without duplication of the amounts described in the preceding subclause (i)) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.01.

Section 10.02.         Limitation on Liability; Termination, Release and Discharge.

(a)         Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)         Any Note Guarantee shall be automatically and unconditionally released and discharged upon:

(1)         a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor or the sale, exchange, transfer or other disposition of all or substantially all of the assets of the Guarantor to a Person other than to the Issuer or a Restricted Subsidiary if such sale, exchange, transfer or other disposition is not prohibited by this Indenture;

(2)         the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event not prohibited by this Indenture after which the Guarantor is no longer a Restricted Subsidiary;

(3)         defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)         to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)         such Guarantor being (or being substantially concurrently) released or discharged from all of (i) its guarantees of payment of any Indebtedness of the Issuer under the Credit Agreement and (ii) its guarantee of all other Indebtedness of the Issuer or a Guarantor guaranteed pursuant to Section 3.07 hereof, except in the case of subclause (i) or (ii) above, a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(6)         upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(7)         the occurrence of a Covenant Suspension Event; provided that following a Reversion Date, if any, each such Note Guarantee of any Guarantor shall be reinstated to the extent and within the time frame required under Section 3.07;

(8)         as described under Article IX;

(9)         to the extent that such Guarantor has become an Excluded Subsidiary as a result of a transaction or designation in compliance with the applicable provisions of this Indenture;

(10)         upon payment in full of the principal amount of Notes outstanding at such time, plus accrued and unpaid interest, if any, and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) under this Indenture and the Note Guarantees that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, whether by redemption or otherwise in accordance with this Indenture; and

(11)         to the extent that such Guarantor has provided a Note Guarantee in the Issuer’s discretion in accordance with Section 3.07(b), upon the Issuer’s delivering written notice to the Trustee of its election to release such Guarantor from its Note Guarantee, so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) and such Subsidiary is not otherwise required to be a Guarantor at the time of such release in accordance with the provisions of this Indenture.

(c)         The Issuer shall provide the Trustee with written notice of any such release of a Guarantor; provided that failure to deliver such notice shall not affect such release.

Section 10.03.         Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.04.         No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01.         Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)         either:

(1)         all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)         all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuer;

(b)         the Issuer has irrevocably deposited or caused to be deposited with the Trustee in trust solely for the benefit of the Holders, money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient (solely in the case of U.S. Government Obligations, in the opinion of either a nationally recognized firm of independent public accountants or a financial advisor) without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or applicable redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall have designated, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the applicable redemption date, consistent with the provisions of this Indenture governing the deposit of any redemption amount (it being understood that any discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any discharge; any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)         no Default or Event of Default with respect to the Issuer specified in clause (7) or clause (8) of Section 6.01(a) shall have occurred and be continuing on the date of such deposit;

(d)         the Issuer has paid or caused to be paid all other sums payable by the Issuer under this Indenture; and

(e)         the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money in Dollars toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a) through (e)).

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee in Section 7.07 hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive.

Section 11.02.         Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.01.         Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

Granite Construction Incorporated

585 West Beach Street

Watsonville, CA 95076

Attention: General Counsel

if to the Trustee, Paying Agent or Registrar, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank Trust Company, National Association

1255 Corporate Drive

6th Floor

Irving, TX 75038 Attention: Granite Construction Incorporated Administrator

The Issuer, the Trustee, the Paying Agent and the Registrar by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent or mailed within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it. Any notice or other communication to the Trustee shall be deemed delivered upon actual receipt by the Trustee.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 12.02.         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee (except, as to clause (2) of this Section 12.02, in the case of the initial issuance of the Notes on the date hereof):

(1)         an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)         an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

Section 12.03.         Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)         a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)         a statement that, in the opinion of such individual, such individual has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)         a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 12.04.         When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.05.         Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.06.         Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York, or the jurisdiction of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 12.07.         Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.08.         Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum or that such courts do not have jurisdiction over such party. The parties hereto agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 12.09.         Waivers of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.10.         USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties hereto agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 12.11.         No Recourse against Others. No past, present or future director, officer, employee, incorporator, or stockholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or any Guarantor under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 12.12.         Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, the Paying Agent and the Registrar, as applicable, in this Indenture shall bind its successors.

Section 12.13.         Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic format shall be deemed to be their original signatures for all purposes.

Section 12.14.         Electronic Transmission; Electronic Signatures. Except with respect to the authentication of Notes as set forth in Section 2.02, the Trustee shall have the right to accept and act upon any notice, instruction or other communication (a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to it in lieu of, or in addition to, any such electronic Notice.

Section 12.15.         Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not be deemed to alter or affect the meaning or interpretation of any of the terms or provisions hereof.

Section 12.16.         Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, epidemics, pandemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.17.         Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

GRANITE CONSTRUCTION INCORPORATED GRANITE CONSTRUCTION COMPANY LAYNE CHRISTENSEN COMPANY

By:	/s/ Staci M. Woolsey
	Name:	Staci M. Woolsey
	Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

GILC INCORPORATED

By:	/s/ Staci M. Woolsey
	Name:	Staci M. Woolsey
	Title:	President and Chief Executive Officer

GRANITE SOUTHEAST COMPANY LEHMAN-ROBERTS COMPANY MEMPHIS STONE & GRAVEL COMPANY

By:	/s/ Staci M. Woolsey
	Name:	Staci M. Woolsey
	Title:	Chief Financial Officer

WARREN PAVING, INC.

By:	/s/ Staci M. Woolsey
	Name:	Staci M. Woolsey
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1] CUSIP NO. _________________________ ISIN NO. _________________________

Granite Construction Incorporated
6.375% Senior Notes due 2034

Granite Construction Incorporated, a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of _______________ U.S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on June 15, 2034.

Interest Payment Dates: June 15 and December 15, commencing on December 15, 2026

Record Dates: June 1 and December 1

Additional provisions of this Note are set forth on the other side of this Note.

1 Insert in Global Notes only.

2 Insert in Global Notes only.

3 Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

GRANITE CONSTRUCTION INCORPORATED

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 6.375% Senior Notes due 2034 referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
Name: Authorized Signatory
Title:

Dated: ____________________

[FORM OF REVERSE SIDE OF NOTE]
Granite Construction Incorporated
6.375% Senior Notes due 2034

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

The Issuer promises to pay interest on the principal amount of this Note at 6.375% per annum from June 2, 2026 (if any) until maturity. The Issuer will pay interest semi-annually in arrears every June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record on the immediately preceding June 1 and December 1 of each year, respectively. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance to, but excluding, the relevant Interest Payment Date; provided that the first Interest Payment Date shall be December 15, 2026. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months (and therefore, for the avoidance of doubt, because the Notes will be issued on June 2, 2026, no interest will accrue on June 2, 2026, and the first day on which interest will accrue shall be June 3, 2026).

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, if any, or interest then due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding June 1 and December 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture. The principal of and premium, if any, and interest on the Notes shall be payable at the office or agency of Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, payment of interest, if any, may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion). If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Issuer initially appoints U.S. Bank Trust Company, National Association as trustee (the “Trustee”), Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Issuer issued the Notes under an Indenture, dated as of June 2, 2026, among the Issuer, the Guarantors party thereto from time to time and the Trustee (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 6.375% Senior Notes due 2034 referred to in the Indenture. The Notes include (i) $600,000,000 principal amount of the Issuer’s 6.375% Senior Notes due 2034 issued under the Indenture on June 2, 2026 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to June 2, 2026 (the “Additional Notes”) as provided in Section 2.01(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture, including with respect to waivers, amendments, redemptions and offers to purchase; provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes or if the Issuer otherwise determines that any such Additional Notes should be differentiated from the Initial Notes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the entering into of agreements that restrict distributions from guarantors and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information to the Trustee and the provision of guarantees of the Notes by certain subsidiaries.

5.	Guarantees

Each of the Subsidiaries of the Issuer that is required to guarantee the obligations under the Credit Agreement shall fully, unconditionally and irrevocably guarantee on a senior unsecured basis, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations and liabilities of the Issuer under the Indenture and the Notes when and as the same shall be due and payable.

6.	Redemption

(a)         At any time and from time to time prior to June 15, 2029, the Issuer may redeem the Notes, in whole or in part, upon at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100.000% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date.

(b)         At any time and from time to time on or after June 15, 2029, the Issuer may redeem the Notes, in whole or in part, upon at least 10 but not more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of the principal amount of the Notes to be redeemed as set forth in the table below, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on June 15 of each of the years indicated in the table below:

Year	Percentage
2029	103.188%
2030	101.594%
2031 and thereafter	100.000%

(c)         At any time and from time to time prior to June 15, 2029, the Issuer may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings by the Issuer , at a redemption price of 106.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date; provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated, upon at least 10 but not more than 60 days’ prior notice and otherwise in accordance with the procedures set forth in the Indenture.

(d)         Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party shall have the right upon at least 10 but not more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the applicable Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Issuer or its Affiliates or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(e)         Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)         Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.01 through 5.06 of the Indenture.

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Sections 3.05 and 3.09 of the Indenture.

7.	Repurchase Provisions

The provisions governing Asset Dispositions and Change of Control Offers are set forth in Sections 3.05 and 3.09, respectively, of the Indenture.

8.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and the Issuer may require a Holder to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) 15 calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.	Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another person or (if then held by the Issuer) will be discharged from such trust; and the Holder of this Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

11.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee cash, U.S. Government Obligations or a combination thereof, for the payment of principal of and premium, if any and interest on the Notes on the maturity date or on the applicable redemption date, as the case may be.

12.	Amendment, Supplement, Waiver

The Indenture, the Notes and the Note Guarantees may be amended or supplemented as provided in Article IX of the Indenture.

13.	Defaults and Remedies

The Events of Default relating to the Notes are set forth in Article VI of the Indenture.

14.	Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

15.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.	Authentication

This Note shall not be valid until an authorized officer of the Trustee manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.	CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on the Notes. The Trustee shall use CUSIP and ISIN numbers in notices of redemption or purchase as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase, and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐

transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.08 or 2.10 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:
(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.05 or Section 3.09 of the Indenture, check either box:

Section 3.05 ☐ Section 3.09 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.05 or Section 3.09 of the Indenture, state the principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[         ] SUPPLEMENTAL INDENTURE, dated as of [                  ] (this “Supplemental Indenture”), by and among the parties that are signatories hereto as Guarantors (each, a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), Granite Construction Incorporated, a Delaware corporation (the “Issuer”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an indenture, dated as of June 2, 2026 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), providing for the issuance of $600,000,000 aggregate principal amount of 6.375% Senior Notes due 2034 (the “Notes”);

WHEREAS, the Indenture provides that, under certain circumstances, each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guaranteeing Subsidiaries and the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of the Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Issuer, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Subsidiaries], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Issuer and the Guaranteeing Subsidiaries shall be given as provided in the Indenture to such Guaranteeing Subsidiaries, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.02 of the Indenture.

Section 3.3. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4. Governing Law. This Supplemental Indenture and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.8. The Trustee. The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic format shall be deemed to be their original signatures for all purposes.

Section 3.10. Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.11. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not intended to be considered a part hereof, and shall not be deemed to alter or affect the meaning or interpretation of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING SUBSIDIARY], as a Guarantor

By:
Name:
Title:

GRANITE CONSTRUCTION INCORPORATED, as Issuer

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

B-4